                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES

                     EXCHANGE ACT OF 1934 (AMENDMENT NO. 3)


Filed by the Registrant /x/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/X/  Preliminary Proxy Statement                /x/  Confidential, for Use of the Commission
                                                Only (as permitted by Rule 14a-6(e)(2))
/ /  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                                CYBERONICS, INC.
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/ /  $125 per Exchange Act Rules 0-11(c)(1)(ii), or 14a-6(i)(1), or 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

/x/  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                      CONFIDENTIAL, FOR USE OF THE SEC ONLY


                                           PRELIMINARY PROXY DATED JUNE 11, 1996


                                CYBERONICS, INC.

                                  June 13, 1996

Dear Fellow Stockholder:


         A Special Meeting of Stockholders of Cyberonics, Inc., a Delaware corporation, will be held at South Shore Harbor Hotel and Conference Center, 2500 South Shore Blvd., League City, Texas, on Tuesday, July 16, 1996, commencing at 10:00 a.m., local time.


         At this Special Meeting, you will be asked to consider and vote on (i) the approval and adoption of an Agreement and Plan of Merger dated as of April 8, 1996 by and among Cyberonics, St. Jude Medical, Inc., a Minnesota corporation, and SJM Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of St. Jude, and the merger of Sub with and into Cyberonics. In the proposed Merger, each outstanding share of Cyberonics common stock (other than shares held by St. Jude, Cyberonics or any of their subsidiaries and other than dissenters' shares) will be converted into the right to receive an amount in cash equal to $72,090,669 divided by the number of shares of Cyberonics Common Stock outstanding immediately prior to the effective time of the Merger (approximately $7.00 per share of Cyberonics Common Stock) and (ii) the sale of 2,181,818 shares of Cyberonics Common Stock to St. Jude at a price of $5.50 per share.

         YOUR BOARD OF DIRECTORS HAS APPROVED THE MERGER AGREEMENT, THE MERGER AND THE STOCK PURCHASE DESCRIBED IN THE ATTACHED MATERIAL AND HAS DETERMINED THAT THE MERGER AND THE STOCK PURCHASE ARE FAIR TO AND IN THE BEST INTERESTS OF CYBERONICS AND ITS STOCKHOLDERS. AFTER CAREFUL CONSIDERATION, YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE PROPOSED MERGER AGREEMENT, THE MERGER AND THE STOCK PURCHASE.

         Accompanying this letter, you will find a Notice of Special Meeting of Stockholders, a Proxy Statement relating to the actions to be taken by Cyberonics stockholders at the Special Meeting and a proxy card. The Proxy Statement more fully describes the proposed Merger and the Stock Purchase.

         All stockholders are cordially invited to attend the Special Meeting in person. However, whether or not you plan to attend the Special Meeting, please complete, sign, date and return your proxy card in the enclosed envelope. If you attend the Special Meeting, you may vote in person if you wish, even though you have previously returned your proxy card. It is important that your shares be represented and voted at the Special Meeting.

                                   Sincerely,


                                   Reese S. Terry
                                   Chairman of the Board, Executive
                                   Vice President and Secretary


                             YOUR VOTE IS IMPORTANT.
        EVEN IF YOU HAVE SOLD SHARES SINCE THE JUNE 6, 1996 RECORD DATE,
                   ONLY YOU ARE ENTITLED TO VOTE SUCH SHARES.
        IF YOUR CYBERONICS SHARES WERE HELD BY YOUR BROKER ON THE RECORD
          DATE, YOU MUST INSTRUCT YOUR BROKER HOW TO VOTE THE SHARES.
             PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD
              AND MAIL IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE.

                                CYBERONICS, INC.
                           17448 HIGHWAY 3, SUITE 100
                            WEBSTER, TEXAS 77598-4135

                               -------------------

                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON JULY 16, 1996

                               -------------------


         NOTICE IS HEREBY GIVEN of a Special Meeting of Stockholders of Cyberonics, Inc., a Delaware corporation, to be held on Tuesday, July 16, 1996, at South Shore Harbor Hotel and Conference Center, 2500 South Shore Blvd., League City, Texas, commencing at 10:00 a.m., local time (the "Special Meeting"), to consider and vote upon the following matters:


                  (1) The approval and adoption of an Agreement and Plan of Merger dated as of April 8, 1996 by and among St. Jude Medical, Inc., a Minnesota corporation, Cyberonics and SJM Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of St. Jude, pursuant to which Sub will merge with and into Cyberonics (the "Merger") and each share of Cyberonics common stock then outstanding (other than shares held by St. Jude, Cyberonics or any of their subsidiaries and other than dissenters' shares) will be converted without any action on the part of the holder thereof into the right to receive an amount in cash equal to $72,090,669 divided by the number of shares of Cyberonics common stock outstanding immediately prior to the effective time of the Merger. A copy of the Merger Agreement is attached as Annex I to the accompanying Proxy Statement;

                  (2) The approval of the sale of 2,181,818 shares of Cyberonics Common Stock to St. Jude at a cash purchase price of $5.50 per share; and

                  (3) The transaction of such other business incidental to the conduct of the Special Meeting as may properly come before the Special Meeting or any adjournments or postponements thereof.

         The Board of Directors of Cyberonics has approved the Merger Agreement, the Merger and the Stock Purchase and recommends that the stockholders vote "FOR" approval and adoption of the Merger Agreement, the Merger and the Stock Purchase.

         Only holders of record of shares of Cyberonics common stock at the close of business on June 6, 1996 are entitled to notice of and to vote at the Special Meeting and any and all adjournments or postponements thereof. Under Delaware law, the affirmative vote of the holders of a majority of the outstanding shares of Cyberonics common stock is necessary to approve and adopt the Merger Agreement.

         Stockholders of Cyberonics who do not vote in favor of the Merger Agreement and who comply with the requirements of Section 262 of the Delaware General Corporation Law have the right to seek appraisal of the fair value of their shares of Cyberonics common stock. (See "Appraisal Rights" in the accompanying Proxy Statement.)

         Please complete, sign, date and return the enclosed proxy card promptly whether or not you expect to attend the Special Meeting. Your proxy will be revocable, either in writing or by voting in person at the Special Meeting, at any time prior to its exercise at the meeting. A return envelope is enclosed for your convenience and requires no postage for mailing in the United States. Stockholders should not send stock certificates with the enclosed proxy card.

                                       Reese S. Terry
                                       Chairman of the Board, Executive
                                       Vice President and Secretary


Webster, Texas
June 13, 1996

                                CYBERONICS, INC.

                              -------------------

                                PROXY STATEMENT

                      For Special Meeting of Stockholders
                       to be Held Tuesday, July 16, 1996

                              -------------------

         This Proxy Statement is furnished by Cyberonics, Inc., a Delaware corporation ("Cyberonics"), to solicit proxies from holders of common stock, par value $.01 per share, of Cyberonics ("Cyberonics Common Stock") in connection with a special meeting of the stockholders of Cyberonics (the "Special
Meeting") to be held at South Shore Harbor Hotel and Conference Center, 2500 South Shore Blvd., League City, Texas, on Tuesday, July 16, 1996, commencing at 10:00 a.m., local time.

         At the Special Meeting, Cyberonics stockholders will be asked to consider and vote on: (i) the approval and adoption of an Agreement and Plan of Merger dated as of April 8, 1996 (the "Merger Agreement") by and among Cyberonics, St. Jude Medical, Inc., a Minnesota corporation ("St. Jude"), and SJM Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of St. Jude ("Sub"), and the merger of Sub with and into Cyberonics (the "Merger") pursuant to which each outstanding share of Cyberonics Common Stock (other than shares held by St. Jude, Cyberonics or any of their subsidiaries and other than dissenters' shares) will be converted into the right to receive an amount in cash equal to $72,090,669 divided by the number of shares of Cyberonics Common Stock outstanding immediately prior to the effective time of the Merger (approximately $7.00 per share of Cyberonics Common Stock); and (ii) the sale of 2,181,818 shares of Cyberonics Common Stock to St. Jude at a price of $5.50 per share.

         No person is authorized to give any information or to make any representation not contained in this Proxy Statement, and, if given or made, such information or representation should not be relied upon as having been authorized by Cyberonics. This Proxy Statement does not constitute the solicitation of a proxy in any jurisdiction in which, or from any person from whom in any jurisdiction, it is unlawful to make such proxy solicitation. The delivery of this Proxy Statement shall not, under any circumstances, create any implication that there has been no change in the information set forth herein or in the affairs of Cyberonics or any of its subsidiaries since the date of this Proxy Statement.

                               -------------------

   This Proxy Statement is dated, and the date the proxy materials were first mailed to Cyberonics stockholders was, June 13, 1996.

                                TABLE OF CONTENTS
                                                                                                               PAGE
                                                                                                               ----
AVAILABLE INFORMATION.......................................................................................      1

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.............................................................      1

SUMMARY  ...................................................................................................      2

SELECTED FINANCIAL INFORMATION..............................................................................     12

THE CYBERONICS SPECIAL MEETING..............................................................................     13

         Record Date; Quorum; Proxies.......................................................................     13
         Stock Ownership of Management and Certain Beneficial Owners........................................     14
         Solicitation.......................................................................................     15

PROPOSAL I: APPROVAL OF THE MERGER..........................................................................     16

         Background.........................................................................................     16
         Reasons for the Merger.............................................................................     17
         Recommendation of the Cyberonics Board of Directors................................................     18
         Vote Required to Approve the Merger................................................................     18
         Description of the Merger; Merger Consideration....................................................     18
         Opinion of Cyberonics' Financial Advisor...........................................................     19
         Interests of Certain Persons in the Merger.........................................................     22
         Certain Cyberonics Employee Benefit Plans..........................................................     24
         Operations of Cyberonics After the Merger..........................................................     24
         Exchange of Certificates Representing Cyberonics Common Stock......................................     24
         Legends on Certificates............................................................................     25
         Conditions of the Merger; Amendments...............................................................     25
         Representations and Warranties.....................................................................     26
         Conduct of Business of Cyberonics Prior to the Effective Time; Certain Covenants...................     26
         No Solicitation....................................................................................     27
         Termination; Termination Fee.......................................................................     28
         Other Agreements...................................................................................     29
         Deregistration of Cyberonics Common Stock After the Merger.........................................     30
         Antitrust Matters..................................................................................     30
         Certain Federal Income Tax Consequences............................................................     30
         Appraisal Rights...................................................................................     31

PROPOSAL II: APPROVAL OF THE STOCK PURCHASE.................................................................     33

         General  ..........................................................................................     33
         Vote Required......................................................................................     34
         Recommendation of Cyberonics Board of Directors....................................................     34

                                TABLE OF CONTENTS
                                  (CONTINUED)
                                                                                                               PAGE
                                                                                                               ----
ACCOUNTANTS.................................................................................................     35

ANNEXES

Annex I        -  Agreement and Plan of Merger dated as of April 8, 1996, by and among St. Jude Medical, Inc., SJM Acquisition Corp. and Cyberonics, Inc.
                  (without exhibits)........................................................................    I-1

Annex II       -  Opinion of Vector Securities International, Inc...........................................   II-1

Annex III      -  Section 262 of the General Corporation Law of the State of Delaware.......................  III-1

Annex IV       -  Annual Report on Form 10-K for the fiscal year ended June 30, 1995........................   IV-1

Annex V        -  Amendment No. 1 to Annual Report on Form 10-K/A for the fiscal year ended
                  June 30, 1995.............................................................................    V-1

Annex VI       -  Quarterly Report on Form 10-Q for the quarter ended March 31, 1996........................   VI-1

                              AVAILABLE INFORMATION

         Cyberonics is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy and information statements and other information with the Securities and Exchange Commission (the "SEC") relating to its business, financial statements and other matters.

         The reports, proxy and information statements and other information filed with the SEC by Cyberonics pursuant to the Exchange Act may be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, NW, Washington, D.C. 20549, and at the regional offices of the SEC located at the Northwestern Atrium Center, 500 Madison Street, Suite 1400, Chicago, Illinois 60661, and at Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can also be obtained at prescribed rates by addressing written requests for such copies to the Public Reference Section of the SEC at Room 1024, 450 Fifth Street, NW, Washington, D.C. 20549. Cyberonics' Common Stock is quoted for trading on The Nasdaq National Market and reports, proxy or information statements and other information concerning Cyberonics may be inspected at the offices of the National Association of Securities Dealers, Inc., 9513 Key West Avenue, Rockville, Maryland 20850.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents filed by Cyberonics with the SEC are incorporated herein by reference, certain of which are delivered with this Proxy Statement:

                  1. Annual Report on Form 10-K for the year ended June 30, 1995 (as amended on Form 10-K/A dated October 26, 1995);

                  2. Quarterly Reports on Form 10-Q for the quarters ended September 30, 1995, December 31, 1995 and March 31, 1996; and

                  3. Current Report on Form 8-K dated April 8, 1996.

         All reports and definitive proxy or information statements filed by Cyberonics pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Proxy Statement and prior to the date of the Special Meeting of Cyberonics stockholders shall be deemed to be incorporated by reference into this Proxy Statement and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that a statement contained herein or in any other subsequently filed document which is also incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement.

         The documents incorporated into this Proxy Statement by reference (without exhibits, unless such exhibits are specifically incorporated by reference into the information that this Proxy Statement incorporates by reference herein) are available without charge to each person, including each beneficial owner, to whom a copy of this Proxy Statement is delivered, upon written or oral request addressed to Cyberonics, Inc., 17448 Highway 3, Suite 100, Webster, Texas 77598-4135, Attention: Investor Relations. Cyberonics' telephone number is (713) 332-1375.

                                     SUMMARY

         The following is, in part, a summary of certain information contained elsewhere in this Proxy Statement. Reference is made to, and this summary is qualified in its entirety by, the more detailed information contained elsewhere in this Proxy Statement, in the Annexes attached hereto and the documents referred to and incorporated by reference herein. Stockholders are urged to read this Proxy Statement and the Annexes hereto in their entirety.


                              PARTIES TO THE MERGER

CYBERONICS, INC.

         Cyberonics was founded in 1987 to design, develop and bring to market medical devices which provide a novel therapy, vagus nerve stimulation, for the treatment of epilepsy and other debilitating neurological disorders. Currently, there are limited or no effective pharmacological or surgical treatments for many patients suffering from such disorders. The mailing address and telephone number of the principal executive offices of Cyberonics are 17448 Highway 3, Suite 100, Webster, Texas 77598-4135, (713) 332-1375. For more information relating to the business and operations of Cyberonics, reference is made to the documents of Cyberonics which are incorporated by reference in this Proxy Statement. See "Incorporation of Certain Documents by Reference."

ST. JUDE MEDICAL, INC.

         St. Jude is a global medical device company and is the leading manufacturer of mechanical heart valves. St. Jude also manufactures cardiac rhythm management products through its Pacesetter subsidiary. The mailing address and telephone number of the principal executive offices of St. Jude are One Lillehei Plaza, St. Paul, Minnesota 55117, (612) 483-2000.

SJM ACQUISITION CORP.

         SJM Acquisition Corp. is a corporation recently organized by St. Jude for the purpose of effecting the acquisition of Cyberonics. It has no material assets and has not engaged in any material activities except in connection with such proposed acquisition. The mailing address and telephone number of the principal executive offices of Sub are One Lillehei Plaza, St. Paul, Minnesota 55117, (612) 483-2000.

                           CYBERONICS SPECIAL MEETING

DATE, TIME AND PLACE OF THE MEETING


         The Special Meeting will be held on July 16, 1996, commencing at 10:00 a.m., local time, at South Shore Harbor Hotel and Conference Center, 2500 South Shore Blvd., League City, Texas.


PURPOSES OF THE MEETING

         The purposes of the Special Meeting are (i) to consider and vote upon a proposal (the "Merger Proposal") to approve and adopt the Merger Agreement and the Merger pursuant to which Sub will merge with and into Cyberonics and each share of Cyberonics Common Stock then outstanding (other than shares held by St. Jude, Cyberonics or any of their subsidiaries and other than dissenters' shares) will be converted without any action on the part of the holder thereof into the right to receive an amount in cash equal to $72,090,669 divided by the number of shares of Cyberonics Common Stock outstanding immediately prior to the Effective Time (as defined below) (the "Merger Consideration") (approximately $7.00 per share of Cyberonics Common Stock), (ii) to consider and vote upon the sale of 2,181,818 shares of Cyberonics Common Stock to St. Jude at a purchase price of $5.50 per share (the "Stock Purchase") and (iii) to transact any other business that may properly come before the Special Meeting. As of the date of this Proxy Statement, the Board of Directors of Cyberonics does not know of any business to be presented at the Special Meeting other than as set forth in the notice accompanying this Proxy Statement. If any other matters should properly come before the Special Meeting, it is intended that the shares represented by proxies will be voted with respect to such matters in accordance with the judgment of the persons voting such proxies. A copy of the Merger Agreement is attached to this Proxy Statement as Annex I and incorporated herein by reference. See "The Cyberonics Special Meeting--Record Date; Quorum; Proxies."

         Note that the investment by St. Jude in Cyberonics is contingent on approval by the Cyberonics stockholders of the Merger Proposal. In the event that Cyberonics stockholders approve the Stock Purchase but fail to approve the Merger Proposal, St. Jude has no obligation to complete the Stock Purchase, and has indicated its intention not to make the investment under such circumstances. In the event that Cyberonics stockholders approve the Merger Proposal but fail to approve the Stock Purchase, the parties intend to proceed with the Stock Purchase notwithstanding such lack of approval to the extent legally permissible. See "Vote Required."

RECORD DATE; SHARES ENTITLED TO VOTE; QUORUM


         Only holders of record of shares of Cyberonics Common Stock at the close of business on June 6, 1996 (the "Record Date") will be entitled to notice of and to vote at the Special Meeting. At the close of business on the Record Date, there were 9,577,115 shares of Cyberonics Common Stock issued and outstanding, held by approximately 119 holders of record.


         The required quorum for the transaction of business at the Special Meeting is a majority of the shares of Cyberonics Common Stock issued and outstanding on the Record Date. Abstentions will be included in determining the number of shares present for purposes of determining the presence of a quorum.

VOTE REQUIRED

         Merger Proposal. The affirmative vote of the holders of a majority of the shares of Cyberonics Common Stock outstanding on the Record Date is required to approve the Merger Proposal.

         Stock Purchase. Cyberonics is seeking the approval of holders of a majority of the shares represented at the Special Meeting and eligible to vote with respect to the Stock Purchase.


         As of the Record Date, Cyberonics executive officers and directors owned an aggregate of 973,099 shares of Cyberonics Common Stock (excluding 426,125 shares that executive officers and directors have the right to acquire upon exercise of outstanding options granted under the Cyberonics 1988 Incentive Stock Plan (the "Stock Plan")).


MARKET PRICE OF CYBERONICS COMMON STOCK PRIOR TO ANNOUNCEMENT OF MERGER


         On April 4, 1996, the last full trading day prior to the joint public announcement by Cyberonics and St. Jude of the proposed Merger, the highest reported sales price for shares of Cyberonics Common Stock was $6.25 per share, the lowest reported sales price for shares of Cyberonics Common Stock was $4.25 per share and the last reported sales price for shares of Cyberonics Common Stock was $5.50 per share. For the month ended March 1996, the highest reported sales price for shares of Cyberonics Common Stock was $5.25 per share and the lowest reported sales price was $4.00 per share. For the month ended May 31, 1996, the highest reported sales price for shares of Cyberonics Common Stock was $6.125 per share and the lowest reported sales price was $5.25 per share.


APPRAISAL RIGHTS

         Holders of shares of Cyberonics Common Stock who comply with the requirements of Section 262 of the General Corporation Law of the State of Delaware (the "Delaware Law") with respect to the Merger are entitled to rights of appraisal with respect to such shares. Stockholders electing to exercise their appraisal rights under Section 262 must not vote for the Merger Proposal. If a stockholder returns a signed proxy but does not specify a vote against the Merger Proposal or a direction to abstain, the proxy will be voted "FOR" the Merger Proposal, which will have the effect of waiving that stockholder's appraisal rights. See "Proposal I: Approval of the Merger--Appraisal Rights" and Annex III.

                                   THE MERGER

DESCRIPTION OF THE MERGER; MERGER CONSIDERATION

         The Merger Agreement provides that, if the Merger Proposal is approved by the stockholders of Cyberonics and all other conditions to the consummation of the Merger have been satisfied or waived, (i) Sub will be merged with and into Cyberonics and (ii) each share of Cyberonics Common Stock then outstanding (other than shares of Cyberonics Common Stock held by St. Jude, Cyberonics or any direct or indirect subsidiary of either of them, all of which will be canceled without the payment of any consideration therefor, and other than dissenters' shares) will be converted without any action on the part of the holder thereof into the right to receive an amount in cash equal to $72,090,669 divided by the number of shares of Cyberonics Common Stock outstanding immediately prior to the Effective Time, excluding any shares held by St. Jude, Sub or their subsidiaries, but including any shares acquired by the treasury of Cyberonics after April 1, 1996 pursuant to the exercise of Cyberonics stock options. Based upon the number of shares of Common Stock and options outstanding as of May 31, 1996, the Merger Consideration per share is expected to be approximately $7.00. If the Merger Proposal and Stock Purchase are approved by stockholders, the Company does not anticipate a material change in the outstanding number of shares of Common Stock or options at the consummation of the Merger (other than the shares issuable to St. Jude in the Stock Purchase which do not share in the Merger Consideration). In the event that subsequent events would cause a material change in the per share Merger Consideration or other material terms of the Merger Proposal, the Company would resolicit stockholder approval of the Merger Proposal. See "Proposal I: Approval of the Merger--Description of the Merger; Merger Consideration."

         The Merger will be effective upon the filing of a Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the Delaware Law (the time of such filing is hereinafter referred to as the "Effective Time"), which filing will be made on a date mutually acceptable to St. Jude and Cyberonics after the Merger Proposal has been approved by the stockholders of Cyberonics and after all other conditions to the consummation of the Merger have been satisfied or waived. The consummation of the Merger is not currently anticipated to occur until October 1996. See "Proposal I: Approval of the Merger--Conditions of the Merger; Amendments."

         Notwithstanding the foregoing, St. Jude has the right to terminate the Merger Agreement at any time, with or without cause. The effect of this provision is that St. Jude has the option, but not the obligation, to consummate the Merger. St. Jude's option to acquire Cyberonics would be exercised by St. Jude electing to consummate the Merger, and effectively expires on October 19, 1996 at which time Cyberonics becomes free to terminate this Merger Agreement without liability. See "Proposal I: Approval of the Merger--Termination; Termination Fee."

REASONS FOR THE MERGER

         Cyberonics. The Cyberonics Board of Directors considered many factors in reaching its decision to approve the Merger Agreement and the transactions contemplated thereby. The principal reason for its decision was the opportunity to secure a premium for stockholders over the price of Cyberonics Common Stock which had been prevailing in the market before the announcement of the Merger Agreement. In comparing such premium to the return on stockholder investment believed to be achievable through future appreciation in the stock of Cyberonics operating as an independent company, the Board considered various factors affecting Cyberonics' future financial performance and prospects, including its ability to significantly improve revenues and operating results. A primary consideration was the potential risks and rewards to Cyberonics' stockholders from continuing to operate as an independent company, including the need for and probable dilutive impact of additional financing, compared to the opportunity presented by the Merger. After a careful analysis and with one director voting against and one director abstaining, the Board concluded that the Merger Agreement was the best alternative for Cyberonics' stockholders. The Cyberonics Board also considered the benefits to existing customers and employees which could result from a combination with St. Jude.

         St. Jude. St. Jude believes that, as a result of the Merger, the operating performance of Cyberonics can be significantly enhanced through the use of St. Jude's substantial international sales and marketing infrastructure and its significant core technology competencies in the design and manufacture of electrical stimulation devices. In addition, the Merger allows St. Jude to apply its core technology in a new market area, epilepsy therapy, providing additional opportunities for future growth. See "Proposal I: Approval of the Merger--Reasons for the Merger."

RECOMMENDATION OF THE CYBERONICS BOARD OF DIRECTORS; OPINION OF CYBERONICS' FINANCIAL ADVISOR

         The Board of Directors of Cyberonics believes that the terms of the Merger and Stock Purchase are fair to and in the best interests of Cyberonics and its stockholders and recommends to stockholders of Cyberonics that they vote FOR the Merger Proposal and Stock Purchase. Please note that one director abstained from voting with respect to the Merger Agreement (and from making a recommendation to stockholders) due to a potential conflict of interests arising from a contingent compensation arrangement and one director voted against the Merger Agreement. See "Proposal I: Approval of the Merger--Recommendation of the Cyberonics Board of Directors."

         Cyberonics has retained Vector Securities International, Inc. ("Vector Securities") to act as its financial advisor in connection with the Merger. Vector Securities has delivered to the Cyberonics Board of Directors its written opinion dated April 2, 1996, to the effect that, as of such date and based upon the matters described therein, the Merger Consideration to be received by the holders of such shares (other than St. Jude) is fair to such stockholders from a financial point of view. The opinion of Vector Securities is directed to the fairness of the Merger Consideration and does not constitute a recommendation to any stockholder as to how to vote at the Special Meeting. Reference is made to the full text of the Vector Securities opinion dated as of the date of this Proxy Statement, a copy of which is attached hereto as Annex II, for the specific assumptions made and matters considered by Vector Securities. This opinion should be read in its entirety by Cyberonics stockholders. See "Proposal
I: Approval of the Merger--Background" and "--Opinion of Cyberonics' Financial Advisor."


CONFLICTS OF INTEREST OF CERTAIN PERSONS IN THE MERGER



         Stock Ownership of Directors and Executive Officers. As of the Record Date, the executive officers and directors of Cyberonics as a group beneficially owned an aggregate of 973,099 shares of Cyberonics Common Stock (excluding 426,125 shares that executive officers and directors have the right to acquire upon exercise of outstanding options granted under the Stock Plan), representing approximately 10.2% of the total voting power of Cyberonics. All such shares will be treated in the Merger in the same manner as the shares of Cyberonics Common Stock held by the other stockholders of Cyberonics.



         Conflicts of Interest of Cyberonics Negotiating Team. The terms of the Merger Agreement and the Stock Purchase were primarily negotiated on behalf of Cyberonics by a team comprised of Robert P. Cummins, Reese S. Terry, Jr. and John K. Bakewell as well as representatives of Vector Securities and of Cyberonics' outside legal counsel. As described below, Messrs. Cummins and Bakewell may be deemed to have conflicts of interests with respect to the Merger Proposal given the bonus payments to which they will become entitled if the Merger is consummated. The Cyberonics Board of Directors was fully aware of, and carefully considered, these potential conflicts of interests at the time the Merger Agreement and the Stock Purchase were being negotiated and at the time such transactions were considered and approved by the Board. Based upon the potential conflict of interests, Mr. Cummins abstained from the Board vote with respect to the Merger Proposal.


         Employment Agreement and Change of Control Provisions.

         Pursuant to the Employment Agreement dated September 30, 1995, as amended, between Cyberonics and Robert P. Cummins, the President and Chief Executive Officer of Cyberonics and a member of the Board of Directors of Cyberonics, Mr. Cummins is entitled to receive $450,000 in severance benefits if he is "involuntarily terminated" (as defined in such agreement) by Cyberonics on or before December 31, 1996. Consummation of the Merger is expected to result in an involuntary termination of Mr. Cummins' employment and payment of the severance benefit.

         Pursuant to the Employee Retention Agreement dated September 30, 1995, as amended, between Cyberonics and John K. Bakewell, the Chief Financial Officer of the Company, Mr. Bakewell is entitled to receive $200,000 upon a "change of control" of Cyberonics on or before December 31, 1996 under certain circumstances. Consummation of the Merger constitutes a "change of control" and will result in payment of the retention bonus.

         Pursuant to Change of Control Agreements, between Cyberonics and each of: John K. Bakewell, the Chief Financial Officer of Cyberonics; William H. Duffell, Jr., the Vice President, Clinical and Regulatory Affairs of Cyberonics; Stephen D. Ford, the Vice President of Manufacturing of Cyberonics; and Shawn Lunney, the Vice President of Manufacturing of Cyberonics; is entitled to receive a lump sum bonus in the event of a "change of control" of Cyberonics occurring on or before December 31, 1996 if certain conditions are satisfied. For purposes of all of the above described agreements, the Merger will constitute a "change of control" of Cyberonics. See "Proposal I: Approval of the Merger--Interests of Certain Persons in the Merger."

         Indemnification and Insurance. Pursuant to the Merger Agreement, St. Jude has agreed that, for six years after the Effective Time, it will cause the surviving corporation to indemnify and hold harmless the present and former officers and directors of Cyberonics in respect of acts or omissions occurring prior to the Effective Time to the extent provided under Cyberonics' Certificate of Incorporation, Bylaws and indemnification agreements in effect on the date of the Merger Agreement. For such six-year period, St. Jude will also cause the surviving corporation, at the surviving corporation's expense, to provide officers' and directors' liability insurance in respect of acts or omissions occurring prior to the Effective Time covering each such person currently covered by each respective Cyberonics' officers' and directors' liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date of the Merger Agreement. If the annual premiums of such insurance would exceed the premiums in effect as of the date of the Merger Agreement, St. Jude shall use its commercially reasonable efforts to procure such level of insurance having the same coverage as in effect as of the date of the Merger Agreement for an annual premium equal to such current premium amount. See "Proposal I: Approval of the Merger--Interests of Certain Persons in the Merger."

CERTAIN CYBERONICS EMPLOYEE BENEFIT PLANS

         Pursuant to the Cyberonics 1988 Incentive Stock Plan (the "Stock Plan") and the option agreements entered into between Cyberonics and its employees, all of the outstanding options of Cyberonics granted under the Stock Plan will be accelerated as a result of the Merger such that the options will be exercisable as to all shares, whether vested or not vested. Any outstanding options of Cyberonics granted under the Stock Plan that have not been exercised will be canceled at the Effective Time. Under the Cyberonics Employee Stock Purchase Plan (the "Purchase Plan"), the then pending offering period will terminate and accumulated payroll deductions will either be returned to participants or applied to the purchase of shares of Cyberonics Common Stock which shares, if issued, would be treated like all other shares of Cyberonics Common stock in the Merger. Both the Stock Plan and the Purchase Plan will terminate upon consummation of the Merger.

         Under the Merger Agreement, St. Jude has agreed to provide to those employees of Cyberonics which St. Jude elects to retain comparable compensation and benefits as those provided to employees of St. Jude with similar status and tenure. In addition, St. Jude shall give each Cyberonics employee full credit for all service with Cyberonics for purposes of all employee benefit plans and arrangements. For more information regarding the above and other Cyberonics employee benefit plans, see "Proposal I: Approval of the Merger--Certain Cyberonics Employee Benefit Plans."

EXCHANGE OF CYBERONICS STOCK CERTIFICATES

         Promptly after consummation of the Merger, American Stock Transfer & Trust Company as exchange agent (the "Exchange Agent") will mail a letter of transmittal with instructions to all holders of record of Cyberonics Common Stock as of the Effective Time for use in exchanging their Cyberonics stock certificates for the Merger Consideration. STOCK CERTIFICATES SHOULD NOT BE SURRENDERED UNTIL THE LETTER OF TRANSMITTAL IS RECEIVED. See "Proposal I:
Approval of the Merger--Exchange of Certificates Representing Cyberonics Common Stock."

CONDITIONS TO THE MERGER; AMENDMENTS OF THE MERGER AGREEMENT

         In addition to approval by the stockholders of Cyberonics, consummation of the Merger is subject to the fulfillment of a number of conditions customary in transactions similar to the Merger. To the fullest extent permitted by law, the Merger Agreement may be amended, modified or supplemented with respect to any of the terms contained therein, and any of the obligations or conditions of the parties may be waived, except that the obtaining of the approval of the stockholders of Cyberonics may not be waived. See "Proposal I: Approval of the Merger -- Conditions of the Merger; Amendments."

         Notwithstanding the foregoing, St. Jude has the right to terminate the Merger Agreement at any time, with or without cause and regardless of whether the conditions to the Merger have been satisfied. As a result, while Cyberonics may be obligated to consummate the Merger, St. Jude has an option and not an obligation to do so. See "Proposal I: Approval of the Merger--Termination; Termination Fee."

REPRESENTATIONS AND WARRANTIES

         The Merger Agreement contains standard representations and warranties of Cyberonics, St. Jude and Sub regarding their corporate existence, the authorization, execution and enforceability of the Merger Agreement, the accuracy of information contained in documents filed with the SEC and other matters. See "Proposal I: Approval of the Merger--Representations and Warranties."

CONDUCT OF BUSINESS OF CYBERONICS PRIOR TO THE EFFECTIVE TIME; CERTAIN COVENANTS

         Pursuant to the Merger Agreement, Cyberonics has agreed that, among other things, until the Effective Time or the date on which the Merger Agreement is terminated, it will operate its business only in the ordinary course consistent with past practice, use its best efforts to, among other things, preserve intact its business organization and relationships with third parties, keep available the services of its present officers and employees and provide St. Jude reasonable access to its financial, operating and other information. Both Cyberonics and St. Jude further agreed to use their commercially reasonable efforts to take certain actions to obtain requisite approvals for the Merger. See "Proposal I: Approval of the Merger--Conduct of Business of Cyberonics Prior to the Effective Time; Certain Covenants."

NO SOLICITATION

         Cyberonics agreed that it will not, for so long as the Merger Agreement remains in effect, directly or indirectly, (a) take any further action to solicit, initiate or encourage any offer or indication of interest from any person with respect to any Acquisition Proposal (as defined below), including without limitation, any such further action through any investment banker, broker, finder or other intermediary previously engaged or which may be engaged for the purpose of soliciting, initiating or encouraging such offer or indication of interest; or (b) engage in negotiations with, or disclose any non-public information relating to its businesses, assets or operations or of St. Jude or afford access to the properties, books or records of Cyberonics to, any person that has made, or that Cyberonics has good reason to believe may be considering making, an Acquisition Proposal. Cyberonics agreed to promptly notify St. Jude after receipt of any Acquisition Proposal or indication that any person is considering making an Acquisition Proposal or any request for non-public information relating to the business, assets or operations or for access to the properties, books or records of Cyberonics by any person that has made, or that Cyberonics has good reason to believe may be considering making an Acquisition Proposal, and will keep St. Jude informed of any such Acquisition Proposal for a period of seven days following receipt by St. Jude of such notification by Cyberonics.

         As used in the Merger Agreement, the term "Acquisition Proposal" means any proposal to (i) effect a merger or consolidation or similar transaction involving Cyberonics or any of its subsidiaries, (ii) purchase, lease, or otherwise acquire ten percent or more of the assets of Cyberonics or any of its subsidiaries, (iii) purchase or otherwise acquire (including by way of merger, consolidation, share exchange or similar transaction) beneficial ownership (as defined in Rule 13d-3 of the Exchange Act) of securities representing ten percent or more of the voting power of Cyberonics or any of its subsidiaries, or
(iv) the assignment, transfer, licensing or the disposition of, in whole or in part, the patents, patent rights, trade secrets or the technology of Cyberonics or any of its subsidiaries, other than in the ordinary course of business. See "Proposal I: Approval of the Merger -- No Solicitation."

TERMINATION; TERMINATION FEE

         The Merger Agreement provides that it may be terminated and the Merger abandoned, either before or after approval by the stockholders of Cyberonics,
(a) by the mutual consent of the Boards of Directors of St. Jude and Cyberonics, (b) by St. Jude at any time, with or without cause, or (c) by Cyberonics if (i) the closing of the sale of shares of Cyberonics Common Stock to St. Jude pursuant to the Common Stock Purchase Agreement (as described below) does not occur; provided, however, that Cyberonics may not terminate the Merger Agreement where such failure to close resulted from a breach by Cyberonics of any of its obligations or covenants set forth in the Merger Agreement or the Common Stock Purchase Agreement, (ii) the Merger has not been consummated by October 18, 1996, (iii) the consummation of the Merger has been prohibited by a final non-appealable court order, decree or ruling, (iv) the requisite vote of the stockholders of Cyberonics is not obtained, (v) prior to the Special Meeting, the Board of Directors of Cyberonics has recommended, approved, accepted or entered into a definitive agreement regarding an Acquisition Proposal or an Acquisition Proposal has been made and the Board of Directors of Cyberonics has withdrawn or modified in a manner adverse to St. Jude its recommendation of the Merger, (vi) Cyberonics is not in breach of its obligations under the Merger Agreement and there has been a material breach by St. Jude of any of its representations and warranties under the Merger Agreement or a material failure by St. Jude to perform any of its obligations under the Merger Agreement, which breach or failure cannot, in the reasonable judgment of Cyberonics, be cured by October 18, 1996 following receipt by St. Jude of notice of the breach or such breach or failure is not in fact cured by such date, or
(vii) St. Jude materially breaches any of St. Jude's obligations under the Merger Agreement and such breach is not cured by St. Jude within 30 calendar days following receipt by St. Jude of notice of the breach. Under certain circumstances in which the Merger Agreement is terminated as a result of an Acquisition Proposal, Cyberonics is required to pay to St. Jude a termination fee of $3,500,000 (the "Termination Fee"). See "Proposal I: Approval of the Merger--Termination; Termination Fee."

         The Merger Agreement further provides that St. Jude may terminate the Merger Agreement at any time, with or without cause, and without liability to Cyberonics. The effect of this provision is that St. Jude has the option, but not the obligation, to consummate the Merger. The only obligations of St. Jude are (i) if the Merger Proposal is approved by the Cyberonics stockholders, St. Jude is obligated to consummate the Stock Purchase and (ii) if the Merger Proposal is not approved by the Cyberonics stockholders, St. Jude is obligated to provide loans to Cyberonics under the Loan Agreement described below. St. Jude's option to acquire Cyberonics would be exercised by St. Jude electing to consummate the Merger, and effectively expires on October 19, 1996 at which time Cyberonics becomes free to terminate the Merger Agreement without liability. See "Proposal I: Approval of the Merger--Termination; Termination Fee."

OTHER AGREEMENTS

         In connection with the Merger Agreement, Cyberonics and St. Jude entered into certain other agreements, each dated as of the date of the Merger Agreement.

         Common Stock Purchase Agreement. Pursuant to the Common Stock Purchase Agreement dated April 8, 1996 between Cyberonics and St. Jude (the "Common Stock Purchase Agreement"), Cyberonics has agreed to issue and sell, and St. Jude agreed to purchase, 2,181,818 shares of Cyberonics Common Stock at a purchase price of $5.50 per share (subject to adjustment for stock splits or the like), for a total purchase price of approximately $12,000,000. The parties' respective obligations under the Common Stock Purchase Agreement are subject to the fulfillment of certain conditions (any of which may be waived by either party), including without limitation the approval of the Merger Proposal by the stockholders of Cyberonics. The Stock Purchase is intended to provide Cyberonics with capital needed to fund its operations.

         Stockholders' Agreement. Pursuant to the Stockholders' Agreement dated April 8, 1996 between Cyberonics and St. Jude (the "Stockholders' Agreement"), Cyberonics granted to St. Jude certain demand and piggy-back registration rights with respect to any shares of Cyberonics Common Stock purchased under the Common Stock Purchase Agreement and Board observer rights. The Stockholders' Agreement also provides for a right of first refusal in favor of Cyberonics with respect to certain proposed transfers of Cyberonics Common Stock by St. Jude, restricts the holdings of Cyberonics Common Stock by St. Jude to 19% of the total outstanding shares of Cyberonics Common Stock, and provides for St. Jude (or its transferees) to vote its shares of Cyberonics Common Stock (i) for nominees to the Board of Directors of Cyberonics in accordance with the recommendation of the Cyberonics Board of Directors through July 1, 1998 and (ii) on other matters, as recommended by the Cyberonics Board of Directors or in the same proportions as other stockholders vote on a matter. The 19% ownership ceiling was arrived at through negotiation between the parties, and is intended to permit St. Jude to effect the Stock Purchase, but not to acquire a controlling interest in Cyberonics except through the Merger Agreement (or otherwise through negotiations with the Cyberonics Board of Directors). The limitation does not impact the specific transactions under consideration and for which stockholder approval is being solicited.


         Loan Agreement. The Loan Agreement dated April 8, 1996 between Cyberonics and St. Jude (the "Loan Agreement") provides for the loan by St. Jude to Cyberonics of up to $2,000,000 at an interest rate equal to the prime rate plus one percent upon the occurrence of certain events, including without limitation the absence of approval of the Merger Proposal by the stockholders of Cyberonics. The Loan Agreement is intended to provide Cyberonics with interim funding in a circumstance where the Cyberonics stockholders have failed to approve the Merger and the Merger Agreement is as a result being terminated.

         Sales and Marketing Support Agreement. Pursuant to a Letter Agreement dated April 8, 1996 between Cyberonics and St. Jude (the "Support Agreement"), St. Jude agreed to provide to Cyberonics the services of two senior executives, one to support international sales and marketing activities and the other to support Cyberonics' activities directed toward preparation for United States market launch of the NCP System once FDA approval is obtained. St. Jude has agreed to bear the compensation and expenses of its executives providing the support to Cyberonics. St. Jude's obligation to provide such support terminates upon the closing of the Merger or termination of the Merger Agreement. See "Proposal I: Approval of the Merger--Other Agreements."

GOVERNMENTAL AND REGULATORY APPROVALS

         Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), and the rules promulgated thereunder, the Merger may not be consummated until notifications have been given and certain information has been furnished to the Federal Trade Commission (the "FTC") and the Antitrust Division of the United States Justice Department (the "Antitrust Division"), and specified waiting period requirements have been satisfied. If the Cyberonics stockholders approve the Merger, Cyberonics and St. Jude plan to each file with the FTC and the Antitrust Division a Notification and Report Form with respect to the Merger shortly after the Special Meeting. See "Proposal I: Approval of the Merger--Regulatory Matters."

ACCOUNTING TREATMENT

         The Merger will be accounted for by St. Jude as a "purchase" for financial accounting purposes in accordance with generally accepted accounting principles.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

         The exchange of shares of Cyberonics Common Stock in the Merger for the Merger Consideration will be a taxable transaction to Cyberonics stockholders and gain or loss will be recognized by such stockholders measured by the difference between the amount of cash received in the Merger and the tax basis of the shares of Cyberonics Common Stock surrendered in exchange therefor. See ""Proposal I: Approval of the Merger--Certain Federal Income Tax Consequences."

                         SELECTED FINANCIAL INFORMATION


         The following table summarizes certain selected financial data, which should be read in conjunction with Cyberonics' Consolidated Financial Statements and notes thereto and the unaudited consolidated interim financial statements and notes thereto, both of which are incorporated by reference herein. The selected financial data as of June 30, 1995 and 1994, and for each of the years in the three-year period ended June 30, 1995 are derived from consolidated financial statements that have been audited by Arthur Andersen LLP, independent public accountants, which are incorporated by reference herein and are qualified by reference to such consolidated financial statements. The selected financial data as of June 30, 1993, 1992 and 1991 and for the years ended June 30, 1992 and 1991 are derived from audited financial statements not incorporated by reference herein. The selected financial data for the nine months ended March 31, 1996 and 1995 are derived from unaudited financial statements incorporated by reference herein.


                                     Nine Months Ended
                                          March 31,                                   Year Ended June 30,
                                 --------------------------  --------------------------------------------------------------------
                                     1996          1995          1995          1994          1993          1992          1991
                                 ------------  ------------  ------------  ------------  ------------  ------------  ------------
STATEMENT OF OPERATIONS DATA:
Net sales ....................   $   885,364   $   569,328   $   966,989   $   399,689   $   149,775   $    53,890   $        --

Cost of goods sold ...........       227,934       185,851       347,457       117,835        50,463        42,547            --
                                 -----------   -----------   -----------   -----------   -----------   -----------   -----------
Gross profit .................       657,430       383,477       619,532       281,854        99,312        11,343            --
Operating expenses:
  Research and development ...     6,035,392     3,674,720     5,678,024     4,323,671     3,390,037     2,305,858     2,866,123
  Selling, general and
    administrative ...........     1,936,456     1,975,432     2,906,589     2,519,037     2,154,070     1,273,428       613,302
                                 -----------   -----------   -----------   -----------   -----------   -----------   -----------
    Total operating expenses .     7,971,848     5,650,152     8,584,613     6,842,708     5,544,107     3,579,286     3,479,425
Interest and other income
  (net) ......................       369,477       469,393       726,271       635,129       323,075        75,240       116,237
Net loss .....................   $(6,944,941)  $(4,797,282)  $(7,238,810)  $(5,925,725)  $(5,121,720)  $(3,492,703)  $(3,363,188)
                                 ===========   ===========   ===========   ===========   ===========   ===========   ===========
Net loss per share ...........   $      (.73)  $      (.53)  $      (.79)  $      (.66)  $      (.65)  $      (.53)  $      (.59)
                                 ===========   ===========   ===========   ===========   ===========   ===========   ===========
Shares used in computing
  net loss per share .........     9,504,508     9,129,051     9,218,008     8,945,968     7,882,857     6,529,766     5,725,102

                         THE CYBERONICS SPECIAL MEETING

         This Proxy Statement and the accompanying letter, notice and proxy card are being furnished to the stockholders of Cyberonics in connection with the solicitation of proxies by the Board of Directors of Cyberonics from holders of outstanding shares of Cyberonics Common Stock to be voted at the Special Meeting to be held on Tuesday, July 16, 1996, commencing at 10:00 a.m., local time, and at any and all adjournments or postponements thereof.

         At the Special Meeting, the holders of outstanding shares of Cyberonics Common Stock will be asked to consider and vote upon the Merger Proposal and a proposal to approve the Stock Purchase. The Board of Directors of Cyberonics does not know of any other matters to be presented for consideration at the Special Meeting.

         This Proxy Statement summarizes the material terms of the Merger Agreement attached hereto as Annex I. The Merger Agreement is by necessity more complete than the summary set forth herein, and contains additional information not described herein. Therefore, the summary of the Merger Agreement set forth herein is qualified by reference to such agreement. The Merger Agreement is incorporated herein by reference and should be read carefully by each Cyberonics stockholder in formulating his or her voting decision with respect to the Merger Proposal.

         The Board of Directors of Cyberonics has approved the Merger Agreement, the Merger and the Stock Purchase and has determined that the Merger Agreement, the Merger and the Stock Purchase are fair to and in the best interests of Cyberonics and its stockholders. THE BOARD OF DIRECTORS OF CYBERONICS RECOMMENDS THAT STOCKHOLDERS OF CYBERONICS VOTE FOR THE MERGER PROPOSAL AND THE STOCK PURCHASE.

RECORD DATE; QUORUM; PROXIES


         Only holders of record of shares of Cyberonics Common Stock at the close of business on the Record Date will be entitled to notice of and to vote at the Special Meeting. At the close of business on the Record Date, there were 9,577,115 shares of Cyberonics Common Stock issued and outstanding, held by approximately 119 holders of record.


         The required quorum for the transaction of business at the Special Meeting is a majority of the shares of Cyberonics Common Stock issued and outstanding on the Record Date. Abstentions will be included in determining the number of shares present for purposes of determining the presence of a quorum. Holders of record of shares of Cyberonics Common Stock on the Record Date are entitled to one vote per share on the Merger Proposal, the Stock Purchase and any other matters that properly come before the Special Meeting.


         As of the Record Date, Cyberonics executive officers and directors owned an aggregate of 973,099 shares of Cyberonics Common Stock (excluding 426,125 shares that executive officers and directors have the right to acquire upon exercise of outstanding options granted under the Stock Plan).


         Shares of Cyberonics Common Stock represented by properly executed proxies will, unless such proxies have been revoked, be voted in accordance with the instructions indicated on such proxies. If no contrary instructions are indicated, such shares will be voted FOR the Merger Proposal and FOR the Stock Purchase. Such shares will also be voted in the discretion of the persons named as proxies as to any other matter which properly comes before the Special Meeting. Cyberonics is not aware of any other business to be transacted at the Special Meeting. A stockholder who has given a proxy may revoke it at any time prior to its exercise at the

Special Meeting by delivering a written notice of revocation or a duly executed proxy bearing a later date to: John K. Bakewell, Chief Financial Officer, Cyberonics, Inc., 17448 Highway 3, Suite 100, Webster, Texas 77598-4135, or by voting in person at the Special Meeting.

STOCK OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

         The following table sets forth as of the Record Date certain information with respect to the beneficial ownership of Cyberonics Common Stock
(i) by each person known by Cyberonics to own beneficially more than five percent of the outstanding shares of Cyberonics Common Stock, (ii) by each director of Cyberonics, (iii) by each of the Chief Executive Officer and four other most highly paid executive officers of Cyberonics who earned over $100,000 in fiscal 1995 and (iv) by all directors and executive officers as a group. Except as otherwise noted below, Cyberonics knows of no agreements among its stockholders which relate to voting or investment of its shares of Cyberonics Common Stock.


                                                      SHARES OF COMMON STOCK
                                                       BENEFICIALLY OWNED(1)
                                                     ------------------------
       DIRECTORS, EXECUTIVE OFFICERS AND                           PERCENTAGE
          FIVE PERCENT STOCKHOLDERS                   NUMBER       OWNERSHIP
- -----------------------------------------------      ---------     ----------
Vista III, L.P.(2) ............................      1,573,204        16.4%
  36 Grove Street
  New Canaan, CT 06840

Pfizer, Inc. ..................................      1,106,849        11.6%
  235 East 42nd Street
  New York, NY 10017

Reese S. Terry, Jr.(3) ........................        956,000        10.0%
  c/o Cyberonics, Inc.
  17448 Highway 3, Suite 100
  Webster, TX 77598-4135

Chemical Venture Capital Associates ...........        517,198         5.4%
  270 Park Avenue, 5th Floor
  New York, NY 10012

Robert P. Cummins(4) ..........................         68,000           *

Allen W. Hill(5) ..............................        264,239         2.8%

Remi E. Martin(6) .............................         62,295           *

John K. Bakewell(7) ...........................        101,130         1.0%

Stephen D. Ford(8) ............................         92,468           *

Thomas A. Duerden, Ph.D.(9) ...................         33,500           *

All executive officers and directors as a group
  (7 persons)(10) .............................      1,399,224        14.0%


- ---------------
*     Less than 1%

(1) Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of Cyberonics Common Stock subject to options and warrants currently exercisable, or exercisable within 60 days, are deemed outstanding for computing the percentage of the person holding such options but are not deemed outstanding for computing the percentage of any other person. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all shares of Cyberonics Common Stock shown as beneficially owned by them.

(2) Mr. Cummins, the Chief Executive Officer, President and a director of Cyberonics, was formerly a limited partner of the partnership that controls Vista III, L.P.


(3) Includes 148,500 shares held in trusts for the benefit of Mr. Terry's children of which Mr. Terry serves as trustee. Also includes 20,000 shares subject to options exercisable within 60 days of the Record Date.

(4) Includes 58,000 shares subject to options exercisable within 60 days of the Record Date. Excludes shares held by Vista III, L.P. as to which Mr. Cummins disclaims beneficial ownership except to the extent of his pecuniary interest therein.


(5)   Mr. Hill resigned from Cyberonics effective May 5, 1995.


(6)   Mr. Martin resigned from Cyberonics effective March 29, 1996.

(7) Includes 100,000 shares subject to options exercisable within 60 days of the Record Date.

(8) Includes 90,000 shares subject to options exercisable within 60 days of the Record Date.

(9) Includes 10,000 shares subject to options exercisable within 60 days of the Record Date.

(10) Includes 426,125 shares subject to options held by executive officers and directors which are exercisable within 60 days of the Record Date. Also includes shares which may be determined to be beneficially owned by executive officers and directors. Excludes shares held by Allen Hill and Remi Martin, both of whom have resigned from Cyberonics.


SOLICITATION

         Cyberonics will bear the costs of the solicitation of proxies from its stockholders. In addition to soliciting proxies by mail, directors, officers and employees of Cyberonics, without receiving additional compensation therefor, may solicit proxies by telephone, by written correspondence or in person. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of shares of Cyberonics Common Stock held of record by such persons, and Cyberonics will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith. Cyberonics has retained D.F. King & Co., Inc. to aid in the solicitation of proxies. The fees of such firm are expected to be approximately $5,500, plus reimbursement for out-of-pocket expenses.

                                  PROPOSAL I:
                             APPROVAL OF THE MERGER

BACKGROUND

         The terms of the Merger Agreement and Merger were arrived at and approved by the Cyberonics Board of Directors after a lengthy process. The following is a summary of certain key events in the process leading up to approval of the Merger Agreement by the Cyberonics Board of Directors.

         In September 1994, in recognition that Cyberonics did not have sufficient resources to see it through the FDA approval process for its NCP System, Cyberonics' Board of Directors began a comprehensive review of the strategic alternatives available to Cyberonics. In November 1994, Cyberonics engaged Vector Securities as financial advisor. Vector Securities' role was to assist Cyberonics in exploring strategic alternatives, including corporate or strategic alliance opportunities, opportunities to secure the additional financing necessary to continue to operate as an independent company and opportunities for Cyberonics to be acquired by a company with the financial, technical, marketing and regulatory resources necessary to bring vagus nerve stimulation therapies to the market while providing return and liquidity to Cyberonics' stockholders.

         From November 1994 through June 1995, Vector Securities contacted over 70 different companies on behalf of Cyberonics to explore their interest in a strategic alliance with, or acquisition of, Cyberonics. Certain of the companies contacted, including St. Jude, expressed interest. Such parties were asked to sign confidentiality agreements and were given additional information regarding Cyberonics. In addition to St. Jude, one other company contacted by Vector Securities verbally expressed interest in acquiring the Company at a price substantially below the level of the Merger Proposal. A formal offer was not received from such party and, given the price disparity, the Company did not pursue discussions with such other party.

         In June 1995, representatives of Cyberonics and St. Jude first met and discussed opportunities that may be of interest to the two companies.

         From July through October 1995, St. Jude conducted its review and analysis of Cyberonics, Cyberonics' clinical and regulatory status and the market opportunity for vagus nerve stimulation and the NCP system. Preliminary discussions were also held regarding the potential structure of a transaction between the parties.

         On November 3, 1995 and November 19, 1995, the Cyberonics Board of Directors met, with counsel and representatives of Vector Securities present, to review the status of discussions with St. Jude, including the probable price at which St. Jude would be willing to acquire Cyberonics. The Board, with the assistance of its advisors, also reviewed the alternatives available to Cyberonics.

         From November 20 through November 22, 1995, representatives of St. Jude and Cyberonics, together with their respective counsel, and representatives of Vector Securities met to negotiate the terms of an acquisition of Cyberonics by St. Jude. The parties came to a general understanding at the meeting regarding an acquisition of Cyberonics by St. Jude at a price higher than the price represented by the Merger Proposal. The acquisition was to be effected through a stock-for-stock merger which was to be accounted for as a pooling of interests. The understanding , which was within transaction parameters previously approved by the St. Jude Board of Directors, was submitted for approval to the Board of Directors of Cyberonics on November 27, 1995.

         On November 27, 1995, the Cyberonics Board of Directors again met to review the status of discussions with St. Jude and the principal terms of an acquisition of Cyberonics by St. Jude as described in the preceding paragraph. Representatives of Vector Securities made a presentation to the Board regarding Vector Securities' evaluation of the proposed transaction. At the conclusion of the meeting, management of Cyberonics was directed to proceed to finalize the relevant agreements with St. Jude.

         On December 4, 1995, St. Jude notified Cyberonics that, based on its continuing review of Cyberonics and the opportunity presented by a potential acquisition, it was unwilling to proceed with the acquisition on the terms and at the price previously discussed.

         In January 1996, St. Jude made a new proposal to Cyberonics and in early February representatives of the parties, together with their respective counsel, met to negotiate the relevant agreements. While the parties were able to agree in principle as to the price for Cyberonics, the parties were unable to agree upon the timing of the transaction, the conditions to the parties obligations and several other issues.

         During the remainder of February and through March 1996, the parties held discussions on several occasions regarding transaction structures that would address the needs of both parties.

         On March 27 and 28, 1996, representatives of Cyberonics (Robert P. Cummins, President and Chief Executive Officer; Reese S. Terry, Jr., Chairman of the Board, Executive Vice President and Secretary; and John K. Bakewell, Vice President, Finance and Administration and Chief Financial Officer) and of St. Jude (Michael Coyle, Director of Business Development; and Kevin D. O'Malley, Vice President and General Counsel), together with their respective counsel, met for a final time to negotiate the remaining issues between the parties and to prepare definitive agreements.

         On April 2, 1996, the Cyberonics Board of Directors met to review and consider the Merger Agreement and the transactions contemplated thereby. After a lengthy discussion, and with Mr. Cummins abstaining due to a potential conflict of interests arising from his compensation arrangements with respect to a change in control of Cyberonics and Mr. Gorman voting against, the Cyberonics Board of Directors approved the Merger Agreement and the transactions contemplated thereby with certain minor changes. See "Recommendation of the Cyberonics Board of Directors" and "Interests of Certain Persons in the Merger."

         Between April 2 and April 7, 1996, the parties finalized the relevant agreements. On the morning of April 8, 1996, such agreements were signed and the transaction was publicly announced.

REASONS FOR THE MERGER

         Cyberonics. The Cyberonics Board of Directors considered many factors in reaching its decision to approve the Merger Agreement and the transactions contemplated thereby. The principal reason for its decision was the opportunity to secure a premium for stockholders over the market price of Cyberonics Common Stock before the announcement of the Merger Agreement. In comparing such premium to the return on stockholder investment believed to be achievable through future appreciation in the stock of Cyberonics operating as an independent company, the Board considered various factors affecting Cyberonics' future financial performance and prospects, including its ability to significantly improve revenues and operating results. A primary consideration was the potential risks and rewards to Cyberonics' stockholders from continuing to operate as an independent company, including the need for, and probable dilutive impact of, additional financing, compared to the opportunity presented by the Merger. After a careful analysis, the Board concluded that the Merger Agreement was the best alternative for Cyberonics' stockholders. The Cyberonics Board also considered the benefits to existing customers and employees which could result from a combination with St. Jude.

         St. Jude. St. Jude believes that, pursuant to the Merger, the operating performance of Cyberonics can be significantly enhanced through the use of St. Jude's substantial international sales and marketing infrastructure and its significant core technology competencies in the design and manufacture of electrical stimulation devices. In addition, the Merger allows St. Jude to apply its core technology in a new market area, epilepsy therapy, providing additional opportunities for future growth.

RECOMMENDATION OF THE CYBERONICS BOARD OF DIRECTORS

         The Cyberonics Board of Directors carefully considered the Merger Agreement and the Merger, including a review of financial, legal and market considerations with the assistance of outside financial and legal advisors, and determined that the terms of the acquisition of Cyberonics by St. Jude pursuant to the Merger Agreement are fair to and in the best interests of Cyberonics and its stockholders. The Cyberonics Board of Directors approved the Merger Agreement and the Merger. Mr. Robert P. Cummins, President and Chief Executive Officer as well as a director of Cyberonics, abstained from the vote because of a potential conflict of interest arising from the bonus he will receive under his employment agreement if the Merger is consummated (see "--Interests of Certain Persons in the Merger") and Dennis Gorman, an independent director voted against the Merger Agreement and Merger primarily on the basis of his belief that the Merger Consideration did not adequately compensate Company stockholders for the long term potential of the Company. The Cyberonics Board of Directors believes that, in the exercise of its fiduciary obligations to the Cyberonics stockholders and considering all relevant facts and circumstances, the Merger Consideration is the most favorable price it could obtain from St. Jude or any other third party. The Cyberonics Board recommends that the Cyberonics stockholders vote "FOR" the Merger Proposal.

         The Cyberonics Board of Directors also carefully considered the terms of the Stock Purchase and concluded that the terms thereof were as favorable or more favorable to Cyberonics and its stockholders than would be available from other sources. The Cyberonics Board recommends that the Cyberonics stockholders vote "FOR" the Stock Purchase.

VOTE REQUIRED TO APPROVE THE MERGER

         The affirmative vote of the holders of a majority of the shares of Cyberonics Common Stock outstanding on the Record Date is required to approve the Merger Proposal. Abstentions and broker nonvotes will be counted for purposes of establishing a quorum but are treated as a vote "AGAINST" approval and adoption of the Merger Agreement and approval of the Merger since they cannot be counted toward achieving the requisite majority vote.

DESCRIPTION OF THE MERGER; MERGER CONSIDERATION

         If the Merger Proposal is approved by the stockholders of Cyberonics and all other conditions to the consummation of the Merger have been satisfied or waived, (i) Sub will be merged with and into Cyberonics, with Cyberonics as the surviving corporation and (ii) each then outstanding share of Cyberonics Common Stock will be converted without any action on the part of the holder thereof into the right to receive an amount in cash equal to $72,090,669 divided by the number of shares of Cyberonics Common Stock outstanding immediately prior to the Effective Time, except that shares of Cyberonics Common Stock held by St. Jude (including the 2,181,818 shares to be purchased by St. Jude in the Stock Purchase), Cyberonics or any direct or indirect subsidiary of either of them will be canceled without the payment of any consideration therefor, and shares as to which appraisal rights are perfected in accordance with the Delaware Law will be entitled only to the rights granted to dissenters by the Delaware Law. See "--Appraisal Rights."

         The Merger will be effected by filing a Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the Delaware Law, which filing will be made on a date mutually acceptable to St. Jude and Cyberonics after the Merger Proposal has been approved by the stockholders of Cyberonics and after all other conditions to the consummation of the Merger have been satisfied or waived. It is currently contemplated that the Merger will be consummated in October 1996, if at all.

         Notwithstanding the foregoing, St. Jude has the right to terminate the Merger Agreement at any time, with or without cause. The effect of this provision is that St. Jude has the option, but not the obligation, to consummate the Merger. St. Jude's option to acquire Cyberonics would be exercised by St. Jude electing to consummate the Merger, and effectively expires on October 19, 1996 at which time Cyberonics becomes free to terminate this Merger Agreement without liability. See "Proposal I: Approval of the Merger--Termination; Termination Fee."

OPINION OF CYBERONICS' FINANCIAL ADVISOR


         Cyberonics retained Vector Securities to act as its exclusive financial advisor to assist in exploring the feasibility of certain strategic alternatives for Cyberonics, including the formation of strategic alliances and/or a sale of the Company, to render an opinion as to the fairness, if requested by the Company, of the consideration received in any such transaction and to assist in the negotiation of the terms of any such transaction, including the Merger. Vector Securities was selected by the Cyberonics Board, after discussions between representatives of Vector Securities and the management of Cyberonics regarding the services to be rendered and the fees to be paid for providing those services, in light of Vector Securities' overall qualifications and its familiarity with Cyberonics and Cyberonics' business. No limitations were imposed by Cyberonics with respect to the opinion to be rendered by Vector Securities. The amount of the Merger Consideration to be paid to the Cyberonics stockholders was determined by the Cyberonics Board in the course of negotiations with St. Jude, based on the Cyberonics Board's review of considerations pertinent to the Merger.


         Vector Securities has delivered to the Cyberonics Board of Directors its written opinion, dated as of April 2, 1996, to the effect that, as of such date and based upon the matters described therein, the Merger Consideration to be received by the stockholders of Cyberonics in the Merger, other than St. Jude or any of its affiliates, is fair to such stockholders from a financial point of view. The opinion of Vector Securities is directed to the Board of Directors of Cyberonics and does not address the underlying business decision to effect the Merger or constitute a recommendation to any stockholder of Cyberonics with respect to the approval of the Merger. Although Vector Securities evaluated the fairness from a financial point of view of the aggregate cash consideration to be received by the stockholders of Cyberonics in the Merger, Vector Securities was not asked to recommend, and did not recommend, the specific consideration payable in connection therewith. The complete text of the opinion dated as of the date of the Merger Agreement is attached to this Proxy Statement as Annex II and is incorporated by reference herein. While the material terms of Vector Securities' opinion have been summarized in this Proxy Statement, the summary is qualified by reference to the full text of such opinion. Cyberonics stockholders are urged to read such opinion carefully in its entirety for a description of the assumptions made and matters considered by Vector Securities.


         In connection with its opinion, Vector Securities (a) reviewed a March 29, 1996 draft of the Merger Agreement, certain publicly available annual, quarterly and interim reports of Cyberonics and certain internal financial analyses and forecasts of Cyberonics prepared by Cyberonics' management (the "Management Forecasts"); (b) held discussions with members of the senior management of Cyberonics regarding the past and current business operations, financial condition and future prospects of Cyberonics; (c) reviewed the reported price and trading activity for the Cyberonics Common Stock; (d) reviewed the financial terms of certain recent business combinations which were deemed comparable; and (e) reviewed such other generally available information concerning the medical device and health care industries, and general business, economic, market and financial matters as Vector Securities deemed appropriate for its opinion. Vector Securities did not assume any responsibility for independent verification of any information supplied or otherwise made available to it regarding Cyberonics and assumed and relied on such information being accurate and complete in all respects. Vector Securities did not undertake an independent evaluation or appraisal of the assets of Cyberonics, nor was it furnished with any such evaluations or appraisals. With respect to the financial projections of Cyberonics referred to above, Vector Securities assumed, with the Company's consent, that they had been reasonably prepared on bases reflecting the best available estimates and judgments of the management of Cyberonics as to the future financial performance of Cyberonics. Vector Securities assumes no responsibility for and expresses no view as to such forecasts or the assumptions under which they were prepared. Vector Securities' opinion was based solely on information available on or before the date of the opinion, and reflects economic, market and other conditions as of such date. In connection with the preparation of its opinion, Vector Securities did not give effect to St. Jude's purchase of $12 million of Cyberonics' Common Stock and the transactions related thereto occurring in connection with the Merger Agreement (the "St. Jude Investment"). In rendering its opinion, Vector Securities assumed that the transactions contemplated by the Merger will be consummated on the terms described in the March 29, 1996 draft of the Merger Agreement, without any material waiver of or modification of Cyberonics or St. Jude, and that obtaining any necessary regulatory approvals for the transaction will not have an adverse effect on Cyberonics.


         In preparing its opinion to the Cyberonics' Board, Vector Securities performed certain financial and comparative analyses, including those described below. The summary of Vector Securities's analyses set forth below does not purport to be a complete description of the analyses underlying Vector Securities' opinion or the presentation to the Cyberonics Board. The preparation of the fairness opinion is a complex process involving subjective judgements, including as to the most appropriate and relevant methods of financial analysis and the application of those methods to a particular circumstance and, therefore, such opinion is not necessarily susceptible to partial analysis or summary description. In arriving at its opinion, Vector Securities did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Vector Securities believes that its analysis must be considered as a whole and that selecting portions of its analysis and the factors considered by it, without considering all analyses and factors could create a misleading and incomplete view of the processes underlying such analyses and the opinion. In its analysis, Vector Securities made numerous assumptions with respect to Cyberonics and industry performance as well as general business, economic, market and financial conditions, many of which are beyond the control of Cyberonics. In addition, none of the precedent transactions reviewed for comparative purposes is identical to the Merger. Any estimates contained in such analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by such analyses. Analyses relating to the value of businesses or securities do not purport to be appraisals of or to reflect the prices at which businesses or securities may actually be sold. Accordingly, because such estimates are inherently subject to uncertainty, none of Cyberonics or Vector Securities or any other person assumes responsibility for their accuracy.

         The following is a summary of the material analyses performed by Vector Securities in connection with its fairness opinion dated as of April 2, 1996.

         Discounted Cash Flow Analysis. Vector Securities performed a discounted cash flow analysis pursuant to which a range of equity values for Cyberonics was estimated by adding (i) the estimated net present value of Cyberonics' projected operating cash flow for the fiscal years 1996 through 2000, based on the financial assumptions, forecasts and other information included in the Management Forecasts, and (ii) the estimated projected terminal value of Cyberonics in 2000. For purposes of the analysis, Vector Securities utilized (i) discount rates of between 25% and 30% per annum (which discount rates reflect the inherent business risks faced by Cyberonics given its stage of development and the cost of capital) and (ii) terminal values based on multiples of operating income of Cyberonics for fiscal year 2000 of between 18x and 22x. Based on the Management Forecasts, this analysis resulted in an implied equity value reference range of $5.92 per share to $9.36 per share.

         The Management Forecasts (and Vector Securities' discounted cash flow analysis of Cyberonics) were predicted on a number of management assumptions, including: (i) the assumption that Cyberonics remains an independent company and raises the needed additional capital in the public equity market; (ii) the assumption that Cyberonics' NCP System receives FDA approval in the second half of fiscal 1998; and (iii) assumptions regarding the rate of market acceptance of Cyberonics NCP System following FDA approval and the impact of such market acceptance on the business and results of operations of Cyberonics. There can be no assurance that additional capital would be available to Cyberonics on acceptable terms, if at all, that FDA approval will be granted in such time frame, if at all, or that, even if FDA approval is granted in that time frame, Cyberonics will experience the assumed market acceptance rates and related operating results.


         Comparable Transactions Analysis. Using publicly available information, Vector Securities analyzed the acquisition premiums paid in the following twelve selected transactions in the medical device industry (the "Comparable Transactions"): Electormedics, Inc./Medtronic, Inc.; Diasonics Ultrasound, Inc./Elron Electronic Industries Ltd.; Cardiovascular Imaging Services, Inc./Boston Scientific Corporation; Orthomet, Inc./Wright Medical Technology, Inc.; Mitek Surgical Products, Inc./Johnson & Johnson; Cabot Medical Corporation/Circon Corporation; American Medical Electronics, Inc./Orthofix International N.V.; Bird Medical Technologies, Inc./Thermo Electron Corporation; E.P. Technologies, Inc./Boston Scientific Corporation; PSICOR, Inc./Baxter International, Inc.; Orthopedic Technology, Inc./DePuy, Inc.; InStent Inc./Medtronic, Inc. In performing its comparable transaction analysis, Vector Securities compared acquisition premiums paid in the Comparable Transactions based on the closing price one month and one day prior to announcement of the transaction. Vector Securities then applied the resulting multiples to comparable stock price data for Cyberonics. This analysis resulted in an implied equity value reference range of $5.54 per share to $6.58 per share.

         Based on the foregoing analyses, Vector Securities indicated a composite implied equity value reference range of $5.73 per share to $7.97 per share.

         Based on the valuation methodologies described above and upon numerous assumptions with respect to industry performance, general business and economic conditions, and other matters including Vector Securities' subjective judgment, Vector Securities determined that, as of the date of the opinion, the Merger Consideration to be received by the stockholders of Cyberonics in the Merger, other than St. Jude or any of its affiliates, is fair to such stockholders from a financial point of view.

         For Vector Securities' services as financial advisor to Cyberonics in connection with the St. Jude Investment and the Merger, Cyberonics agreed to pay Vector Securities a fee, substantially all of which is contingent on the closing of the transactions contemplated by the Merger Agreement, equal to (a) five percent (5%) of the aggregate consideration to be received by the Company, its stockholders or employees in connection with the St. Jude Investment and (b) three percent (3%) of the consideration to be received by the Company, its stockholders or employees in connection with the Merger. Cyberonics has also agreed to reimburse Vector Securities for its reasonable out-of-pocket expenses, including legal fees, and to indemnify Vector Securities against certain liabilities, including liabilities under the federal securities laws, relating to or arising out of services performed by Vector Securities as financial advisor to Cyberonics. Vector Securities' fee, and the resulting potential interest of Vector Securities in approval of the Merger Agreement were discussed and considered by the Cyberonics Board of Directors in connection with the Board's evaluation of the fairness opinion. In addition, Vector Securities is a full service securities firm and in the course of its normal trading activities may from time to time effect transactions and hold positions in securities of Cyberonics and/or St. Jude.

         Vector Securities is a nationally recognized investment banking firm. As part of its investment banking business, Vector Securities is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.


         CONFLICTS OF INTEREST OF CERTAIN PERSONS IN THE MERGER


         In considering the recommendation of the Board of Directors with respect to the Merger, stockholders should be aware that certain of Cyberonics' directors and executive officers have certain interests in the transaction, which may present them with conflicts of interest in connection with the Merger. The Board of Directors was aware of these conflicts and considered them among the other matters described under "Recommendation of the Board of Directors," above.


         Stock Ownership of Executive Officers and Directors. As of the Record Date, the executive officers and directors of Cyberonics as a group beneficially owned an aggregate of 973,099 shares Cyberonics Common Stock (excluding 426,125 shares that executive officers and directors have the right to acquire upon exercise of outstanding options granted under the Stock Plan), representing approximately 10.2% of the total voting power of Cyberonics. All such shares will be treated in the Merger in the same manner as the shares of Cyberonics Common Stock held by the other stockholders of Cyberonics.

         Conflicts of Interest of Cyberonics Negotiating Team. The terms of the Merger Agreement and the Stock Purchase were primarily negotiated on behalf of Cyberonics by a team comprised of Robert P. Cummins, Reese S. Terry, Jr. and John K. Bakewell as well as representatives of Vector Securities and of Cyberonics' outside legal counsel. As described below, Messrs. Cummins and Bakewell may be deemed to have conflicts of interests with respect to the Merger Proposal given the bonus payments to which they will become entitled if the Merger is consummated. The Cyberonics Board of Directors was fully aware of, and carefully considered, these potential conflicts of interests at the time the Merger Agreement and Stock Purchase were being negotiated and at the time such transactions were considered and approved by the Board. Mr. Cummins abstained from the Board vote with respect to the Merger Proposal.


         Employment Agreements and Change of Control Provisions.

         Pursuant to the Employment Agreement dated September 30, 1995, as amended, between Cyberonics and Robert P. Cummins, the President and Chief Executive Officer of Cyberonics and a member of the Board of Directors of Cyberonics, Mr. Cummins is entitled to receive $450,000 in severance benefits if he is "involuntarily terminated" (as defined in such agreement) by Cyberonics on or before December 31, 1996. Consummation of the Merger is expected to result in an involuntary termination of Mr. Cummins' employment and payment of the severance benefit.


         Pursuant to the Employee Retention Agreement dated September 30, 1995, as amended, between Cyberonics and John K. Bakewell, the Chief Financial Officer of Cyberonics, Mr. Bakewell is entitled to receive $200,000 upon a "change of control" of Cyberonics on or before December 31, 1996 if Mr. Bakewell (i) is employed by Cyberonics on the closing date of such change of control, (ii) is terminated by Cyberonics without "cause" (as defined in such agreement) by Cyberonics prior to such closing date or (iii) is terminated by Cyberonics due to death or disability prior to such closing date. In addition, pursuant to a Change of Control Agreement dated as of May 8, 1995, between Cyberonics and John
K. Bakewell, as amended on January 10, 1996 and April 8, 1996, Mr. Bakewell is entitled to receive a lump sum bonus equal to fifty percent (50%) of his annualized salary upon a "change of control" of Cyberonics occurring on or before December 31, 1996, provided that he has maintained continuous employment with Cyberonics on the closing date of such "change of control." Consummation of the Merger constitutes a "change of control" and will result in payment of the retention bonus.


         Pursuant to a Change of Control Agreement dated as of May 8, 1995, as amended, between Cyberonics and William H. Duffell, Jr., the Vice President, Clinical and Regulatory Affairs of Cyberonics, Mr. Duffell is entitled to receive a bonus upon a "change of control" of Cyberonics occurring on or before December 31, 1996, provided that he has maintained continuous employment with Cyberonics on the closing date of such "change of control." Consummation of the Merger constitutes a "change of control" and will result in payment of the retention bonus.


         Pursuant to a Change of Control Agreement dated as of May 8, 1995, as amended, Stephen D. Ford, the Vice President, Manufacturing of Cyberonics, is entitled to receive a lump sum payment equal to nine months of his annual base salary (or seven months of his annual base salary if he is offered continuous employment with the successor corporation) six months from the closing date of a "change of control" of Cyberonics occurring on or before December 31, 1996, provided that he has maintained continuous employment with the successor corporation on such payment date. If Mr. Ford is terminated without "cause" prior to such payment date, such lump sum payment shall be payable within five
(5) days of such termination. Consummation of the Merger constitutes a "change of control" and will result in payment of the retention bonus.


         Pursuant to a Change of Control Agreement dated as of May 8, 1995, as amended, Shawn Lunney, the Vice President of Marketing of Cyberonics is entitled to receive a lump sum payment equal to nine months of his annual base salary (or seven months of his annual base salary if he is offered continuous employment with the successor corporation) six months from the closing date of a "change of control" of Cyberonics occurring on or before December 31, 1996, provided that he has maintained continuous employment with the successor corporation on such payment date. If Mr. Lunney is terminated without "cause" prior to such payment date, such lump sum payment shall be payable within five (5) days of such termination. Consummation of the Merger constitutes a "change of control" and will result in payment of the retention bonus.

         Indemnification and Insurance. The Merger Agreement provides that for six years after the Effective Time, St. Jude will cause the surviving corporation to indemnify and hold harmless the present and former officers and directors of Cyberonics in respect of acts or omissions occurring prior to the Effective Time to the extent provided under Cyberonics' Certificate of Incorporation, Bylaws and indemnification agreements in effect on the date of the Merger Agreement. In addition, for six years after the Effective Time, St. Jude will cause the surviving corporation, at the surviving corporation's expense, to provide officers' and directors' liability insurance in respect of acts or omissions occurring prior to the Effective Time covering each such person currently covered by each respective Cyberonics officers' and directors' liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date of execution of the Merger Agreement. If the annual premiums of such insurance would exceed the premiums in effect as of the date of the Merger Agreement, St. Jude shall use its commercially reasonable efforts to procure such level of insurance having the same coverage as in effect as of the date of the Merger Agreement for an annual premium equal to such current premium amount.

         Financial Advisor. For information regarding the retention of Vector Securities and the fees payable by Cyberonics in connection therewith, see "-- Opinion of Cyberonics' Financial Advisor."

CERTAIN CYBERONICS EMPLOYEE BENEFIT PLANS

         Cyberonics 1988 Incentive Stock Plan. Pursuant to the Cyberonics 1988 Incentive Stock Plan (the "Stock Plan") and each of the option agreements entered into between Cyberonics and its employees thereunder, all of the outstanding options of Cyberonics under the Stock Plan will be accelerated as a result of the Merger such that the options will be exercisable as to all shares, whether vested or not vested. Any outstanding options under the Stock Plan that have not been exercised will be canceled at the Effective Time of the Merger. The Stock Plan will terminate upon consummation of the Merger.

         Cyberonics Employee Stock Purchase Plan. Pursuant to the terms of the Purchase Plan, the Board of Directors of Cyberonics may, at its discretion (i) shorten the offering period then in progress by setting a new exercise date (the "New Exercise Date") or (ii) cancel each outstanding right to purchase shares of Cyberonics Common Stock and refund all sums collected from participants during the offering period then in progress. If the Board shortens the offering period then in progress pursuant to (i) above, then the Board is required to notify each participant under the Purchase Plan in writing at least ten (10) business days prior to the New Exercise Date that the exercise date has been changed to the New Exercise Date and that such participant's option will be exercised automatically on the New Exercise Date, unless prior to such date the participant has withdrawn from the offering period. During a purchase period, a participant in such plan may decrease, but not increase, the percentage of his or her eligible salary which is contributed under the Purchase Plan. The amounts in a participant's account during the current purchase period will be applied to the purchase of shares of Cyberonics Common Stock on the last date of the shortened purchase period. Any amount of cash remaining in a participant's account under the Purchase Plan after the purchase of shares will be distributed to such participant promptly after the termination of the Purchase Plan. The Purchase Plan will terminate upon consummation of the Merger.

         Other Benefit Plans. Pursuant to the Merger Agreement, St. Jude has agreed to provide to those employees of Cyberonics that it elects to retain comparable compensation and benefits as those provided to employees of St. Jude with similar status and tenure. St. Jude is not, however, obligated to extend employment offers to any person. In addition, St. Jude shall give each Cyberonics' employee full credit for all service with Cyberonics for purposes of all employee benefit plans and arrangements.

OPERATIONS OF CYBERONICS AFTER THE MERGER

         It is presently contemplated that, after the Effective Time, the business currently operated by Cyberonics will be operated as a subsidiary of St. Jude. The officers of Sub will initially be the officers of the surviving corporation and the directors of Sub will initially be the directors of the surviving corporation. St. Jude will continue to review the business, operations and management of the surviving corporation and will make such changes as it deems appropriate.

EXCHANGE OF CERTIFICATES REPRESENTING CYBERONICS COMMON STOCK

         As soon as practicable after the Effective Time, Exchange Agent will mail to each holder of record of outstanding shares of Cyberonics Common Stock immediately prior to the Effective Time a letter of transmittal for return to the Exchange Agent (which will specify that delivery will be effected, and risk of loss and title to the certificates that immediately prior to the Effective Time represented shares of Cyberonics Common Stock (the "Certificates") will pass, only upon receipt of the Certificates by the Exchange Agent) and instructions for the use thereof in effecting the surrender of the Certificates in exchange for the Merger Consideration. STOCKHOLDERS OF CYBERONICS SHOULD NOT SEND THEIR STOCK CERTIFICATES IN FOR EXCHANGE UNTIL THEY HAVE BEEN NOTIFIED THAT THE MERGER HAS BEEN CONSUMMATED AND HAVE RECEIVED A LETTER OF TRANSMITTAL FROM THE EXCHANGE AGENT. Upon surrender of a Certificate for exchange to the Exchange Agent or to such other agent as may be appointed by St. Jude, together with such letter of transmittal duly executed and properly completed, the holder of such Certificate will be entitled to receive in exchange therefor, a check representing the cash such holder is entitled to receive pursuant to the Merger Agreement.

         After the Effective Time, there will be no further registration of transfers on the stock transfer books of Cyberonics (the stock transfer books of which will be closed) of the shares of Cyberonics Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Exchange Agent or the surviving corporation, they will be canceled and exchanged for the Merger Consideration.

LEGENDS ON CERTIFICATES

         In the event that the Merger Proposal is approved by the requisite vote of Cyberonics' stockholders, Cyberonics' transfer agent will be instructed to imprint any certificates issued by it with the following legend:

         THE STOCKHOLDERS OF CYBERONICS, INC. HAVE APPROVED AN AGREEMENT
         AND PLAN OF MERGER DATED APRIL 8, 1996 BY AND AMONG CYBERONICS, INC., ST. JUDE MEDICAL, INC. AND SJM ACQUISITION CORP. ("SUB") AND THE MERGER OF SUB WITH AND INTO CYBERONICS, INC. (THE "MERGER"). UPON CONSUMMATION OF THE MERGER, WHICH MAY OCCUR AT ANY TIME, THE
         SHARES REPRESENTED BY THIS CERTIFICATE WILL BE CONVERTED INTO THE
         RIGHT TO RECEIVE MERGER CONSIDERATION, AND WILL NO LONGER
         REPRESENT AN INTEREST IN CYBERONICS, INC. COPIES OF THE MERGER AGREEMENT MAY BE OBTAINED AT NO CHARGE BY THE RECORD HOLDER
         HEREOF BY A REQUEST DIRECTED TO CYBERONICS, INC., 17748 HIGHWAY 3, WEBSTER, TEXAS 77598-4135, ATTN: INVESTOR RELATIONS.

         In the event that the Merger Agreement is terminated and the Merger abandoned, the foregoing legend will no longer be placed on certificates.

CONDITIONS OF THE MERGER; AMENDMENTS

         Consummation of the Merger is subject to the fulfillment of a number of conditions, including, among others, the following: (i) the absence of a final non-appealable order, decree or ruling, or the taking of any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger and (ii) the receipt of approval of the Merger by the stockholders of Cyberonics and approvals of applications to public authorities, Federal, state or local, the granting of which are necessary for the consummation of the Merger.

         Notwithstanding the foregoing, St. Jude has the right to terminate the Merger Agreement at any time, with or without cause and regardless of whether the foregoing conditions have been satisfied. As a result, while Cyberonics may be obligated to consummate the Merger, St. Jude has an option and not an obligation to do so.

         To the fullest extent permitted by law, the Merger Agreement may be amended, modified or supplemented with respect to any of the terms contained therein, and any of the obligations or conditions of the parties may be waived, except that the obtaining of the approval of the stockholders of Cyberonics may not be waived.

REPRESENTATIONS AND WARRANTIES

         The Merger Agreement contains standard representations and warranties of Cyberonics, including (i) its corporate existence and capital structure, (ii) authorization, execution and enforceability of the Merger Agreement, (iii) the absence of conflicts under the Certificate of Incorporation and Bylaws of Cyberonics or any material agreement or judgments or other instruments binding upon Cyberonics, (iv) documents filed with the SEC and the accuracy of the information contained therein, (v) absence of certain specified material adverse changes or material litigation, (vi) title to properties and certain intellectual property matters, (vii) certain tax, labor and employee benefit matters, (viii) compliance with laws and (ix) full disclosure of documents provided to St. Jude in connection with the Merger and the Merger Agreement. The Merger Agreement also contains certain representations and warranties of St. Jude and Sub, including (i) their corporate existence, (ii) authorization, execution and enforceability of the Merger Agreement, (iii) the absence of conflicts under the Articles of Incorporation and Bylaws of St. Jude and the Certificate of Incorporation and Bylaws of Sub or any material agreements or judgments or other instruments binding upon either St. Jude or Sub, (iv) documents filed with the SEC and the accuracy of the information contained therein, and (v) full disclosure of documents provided to Cyberonics in connection with the Merger and the Merger Agreement.

CONDUCT OF BUSINESS OF CYBERONICS PRIOR TO THE EFFECTIVE TIME; CERTAIN COVENANTS

         Pursuant to the Merger Agreement, Cyberonics has agreed that it will operate its business only in the ordinary course consistent with past practice until the Effective Time or the date, if any, on which the Merger Agreement is terminated. Cyberonics has also agreed during such period: (i) that it will use its best efforts to, among other things, preserve intact its business organization and relationships with third parties, keep available the services of its present officers and employees and (ii) that it will not, without the prior written consent of St. Jude, (1) declare, set aside or pay any dividend or other distribution with respect to any shares of its capital stock, (2) amend or alter any term of any outstanding Cyberonics securities, (3) incur, assume, or guarantee any debt other than in the ordinary course of business consistent with historic practices, issue or sell any securities convertible into or exchangeable for its debt securities or issue or sell any options or other rights to acquire from it, directly or indirectly, any of its debt securities or any securities convertible into or exchangeable for any such debt securities,
(4) create, assume or incur any lien on any of its material assets, (5) relinquish any of its material contract or other material right, make any payment (direct or indirect) of any of its liabilities before the same becomes due in accordance with its terms or make any change in its operations that is in any such case material to it, (6) adopt any change in any method of accounting or accounting practice used by it other than by reason of a concurrent change in generally accepted accounting principles and upon the recommendation of its independent public accountants, (7) grant or make any severance or termination payments to any of its officers, directors or employees, except pursuant to written agreements in effect on the date of the Merger Agreement, enter into any employment, deferred compensation or other similar agreement (or any amendment thereof) with any officer, director or employee, increase benefits payable under any existing severance or termination pay policies or employment agreements, or pay or provide for any increase in compensation, bonus, or other benefits payable to officers, directors or employees of Cyberonics except for normal increases to non-managerial employees consistent with past practice or as required under existing employment and labor agreements, (8) amend its Certificate of Incorporation or Bylaws, (9) except for Acquisition Proposals, take any action, the taking of which, or omit to take any action, the omission of which, would reasonably be expected to cause any of the representations and warranties in the Merger Agreement to be inaccurate in any respect, (10) except for the sale of inventory and the disposition of obsolete or defective equipment, sell, transfer, mortgage, or otherwise dispose of, or encumber, or agree to sell, transfer, mortgage or otherwise dispose of or encumber, any assets or properties, real, personal or mixed, (11) (a) enter into any other agreements, commitments or contracts which, individually or in the aggregate, are material to Cyberonics, except agreements, commitments or contracts for the purchase, sale or lease of goods or services, consistent with past practice or set forth in the Merger Agreement, or (b) otherwise make any material change in any existing material agreement, commitment or arrangement, (12) make any investment of a capital nature with a maturity in excess of 90 days either by purchase of stock or securities, contributions to capital, property transfers or otherwise, or by the purchase of any property or assets of any other individual, firm or corporation, (13) purchase any capital items which singly have an individual purchase price greater than $5,000 or in the aggregate $50,000, (14) except with respect to the issuance of shares pursuant to the exercise of stock options outstanding, redeem, repurchase or otherwise acquire any of its securities, or
(15) agree or commit to do any of the foregoing.


         Cyberonics has also agreed to give St. Jude, its counsel, financial advisors, auditors and other authorized representatives full access to the offices, properties, books and records of Cyberonics, to promptly furnish to such parties such financial and operating data and other information as such persons may reasonably request and to instruct its employees, counsel and financial advisors to fully cooperate with St. Jude in its investigation of Cyberonics.

         Cyberonics also agreed to promptly notify St. Jude of, among other things, any notice from any person or governmental or regulatory agency or authority in connection with the Merger, any actions, suits, claims, investigations or proceedings commenced or threatened relating to or otherwise affecting the Merger Agreement and the transactions contemplated thereby, or any other event or change of fact or circumstance causing any representation contained in the Merger Agreement to be incorrect or misleading. St. Jude agreed to promptly advise Cyberonics of any event occurring which would render any representation or warranty of St. Jude in the Merger Agreement untrue, inaccurate or incomplete in any material respect or of any material adverse change in the working capital, financial condition, assets, liabilities, operating profits, business or prospects of St. Jude.

         Both parties agreed to use their commercially reasonable efforts (i) to cause all their respective conditions to the Merger to be fulfilled and satisfied, to perform their respective matters required for consummation of the Merger and to achieve full compliance with applicable law and (ii) to make all representations contained in the Merger Agreement true and correct in all material respects as of the Effective Time. In addition, both parties have agreed to use commercially reasonable efforts to obtain all necessary approvals, authorization, consents, licenses, clearances or orders of governmental and regulatory authorities, and in the case of Cyberonics, to obtain all third parties consents or approvals, required in order to consummate the Merger. Provided, however, that the foregoing obligations of St. Jude shall in no way limit St. Jude's right to terminate the Merger with or without cause.

NO SOLICITATION

         Cyberonics agreed that it will not, for so long as the Merger Agreement remains in effect, directly or indirectly, (a) take any further action to solicit, initiate or encourage any offer or indication of interest from any person with respect to any Acquisition Proposal (as defined below), including without limitation, any such further action through any investment banker, broker, finder or other intermediary previously engaged or which may be engaged for the purpose of soliciting, initiating or encouraging such offer or indication of interest; or (b) engage in negotiations with, or disclose any non-public information relating to its business, assets or operations or of St. Jude or afford access to the properties, books or records of Cyberonics to, any person that has made, or that Cyberonics has good reason to believe may be considering making, an Acquisition Proposal. Cyberonics agreed to promptly notify St. Jude after receipt of any Acquisition Proposal or indication that any person is considering making an Acquisition Proposal or any request for non-public information relating to the business, assets or operations or for access to the properties, books or records of Cyberonics by any person that has made, or that Cyberonics has good reason to believe may be considering making an Acquisition Proposal, and will keep St.

Jude informed of any such Acquisition Proposal for a period of seven days following receipt by St. Jude of such notification by Cyberonics.

         As used in the Merger Agreement, the term "Acquisition Proposal" means any proposal to (i) effect a merger or consolidation or similar transaction involving Cyberonics or any of its subsidiaries, (ii) purchase, lease, or otherwise acquire ten percent or more of the assets of Cyberonics or any of its subsidiaries, (iii) purchase or otherwise acquire (including by way of merger, consolidation, share exchange or similar transaction) beneficial ownership (as defined in Rule 13d-3 of the Exchange Act) of securities representing ten percent or more of the voting power of Cyberonics or any of its subsidiaries, or
(iv) the assignment, transfer, licensing or the disposition of, in whole or in part, the patents, patent rights, trade secrets or the technology of Cyberonics or any of its subsidiaries, other than in the ordinary course of business.

TERMINATION; TERMINATION FEE


         The Merger Agreement provides that it may be terminated and the Merger abandoned, either before or after approval by the stockholders of Cyberonics,
(a) by the mutual consent of the Boards of Directors of St. Jude and Cyberonics,
(b) by St. Jude at any time, with or without cause, or (c) by Cyberonics if (i) the closing of the sale of shares of Cyberonics Common Stock to St. Jude pursuant to the Common Stock Purchase Agreement does not occur; provided, however, that Cyberonics may not terminate the Merger Agreement where such failure to close resulted from a breach by Cyberonics of its obligations or covenants set forth in the Merger Agreement or the Common Stock Purchase Agreement, (ii) the Merger has not been consummated by October 18, 1996, (iii) the consummation of the Merger has been prohibited by a final non-appealable court order, decree or ruling, (iv) the requisite vote of the stockholders of Cyberonics is not obtained, (v) prior to the Special Meeting, the Board of Directors of Cyberonics has recommended, approved, accepted or entered into a definitive agreement regarding an Acquisition Proposal or an Acquisition Proposal has been made and the Board of Directors of Cyberonics has withdrawn or modified in any manner adverse to St. Jude its recommendation of the Merger,
(vi) Cyberonics is not in breach of its obligations under the Merger Agreement and there has been a material breach by St. Jude of any of its representations and warranties under the Merger Agreement or a material failure by St. Jude to perform any of its obligations under the Merger Agreement, which breach or failure cannot, in the reasonable judgment of Cyberonics, be cured by October 18, 1996 following receipt by St. Jude of notice of the breach or such breach or failure is not in fact cured by such date, or (vii) St. Jude materially breaches any of St. Jude's obligations under the Merger Agreement and such breach is not cured by St. Jude within 30 calendar days following receipt by St. Jude of notice of the breach.


         If the Merger Agreement is terminated (a) due an event described in (v) above or (b) (i) if any third party makes an Acquisition Proposal or acquires 50% or more of the outstanding Cyberonics Common Stock prior to the Special Meeting, (ii) the requisite vote of the stockholders of Cyberonics is not obtained, (iii) the Merger Agreement is terminated and (iv) within six months after the date of the Merger Agreement Cyberonics enters into an agreement relating to an Acquisition Proposal (except for any sale by Cyberonics of debt or equity securities effected for the sole purpose of raising equity capital) or such Acquisition Proposal is consummated, then Cyberonics is required to pay to St. Jude a termination fee of $3,500,000.

         The Merger Agreement further provides that St. Jude may terminate the Merger Agreement at any time, with or without cause, and without liability to Cyberonics. The effect of this provision is that St. Jude has the option, but not the obligation, to consummate the Merger. The only obligations of St. Jude are (i) if the Merger Proposal is approved by the Cyberonics stockholders, St. Jude is obligated to consummate the Stock Purchase and (ii) if the Merger Proposal is not approved by the Cyberonics stockholders, St. Jude is obligated to provide loans to Cyberonics under the Loan Agreement described below. St. Jude's option to acquire Cyberonics would be exercised by St. Jude electing to consummate the Merger, and effectively expires on October 19, 1996 at which time Cyberonics becomes free to terminate this Merger Agreement without liability.

OTHER AGREEMENTS

         In connection with the Merger Agreement, Cyberonics and St. Jude entered into certain other agreements.

         Common Stock Purchase Agreement. Cyberonics and St. Jude have entered into the Common Stock Purchase Agreement described under Proposal II below.


         Stockholders' Agreement. Pursuant to the Stockholders' Agreement, Cyberonics granted to St. Jude certain demand and piggy-back registration rights with respect to any shares of Cyberonics Common Stock purchased under the Common Stock Purchase Agreement as well as Board observer rights. A demand for registration may be made with respect to at least 15% of the outstanding shares of Cyberonics Common Stock as of the date of such demand or 80% of the number of shares purchased by St. Jude under the Common Stock Purchase Agreement. Expenses of any such first demand registration shall be split between the selling stockholders and Cyberonics, and thereafter the expenses of any such demand registrations shall be paid by the selling stockholders. The Stockholders' Agreement also provides for a right of first refusal in favor of Cyberonics with respect to certain proposed transfers of Cyberonics Common Stock by St. Jude and restricts the holdings of Cyberonics Common Stock by St. Jude to 19% of the total outstanding shares of Cyberonics Common Stock. The 19% ownership ceiling was arrived at through negotiation between the parties, and is intended to permit St. Jude to effect the Stock Purchase, but not to acquire a controlling interest in Cyberonics except through the Merger Agreement (or otherwise through negotiations with the Cyberonics Board of Directors). The limitation does not impact the specific transactions under consideration and for which stockholder approval is being solicited. In addition, the Stockholders' Agreement provides for St. Jude (or its transferees) to vote its shares of Cyberonics Common Stock
(i) for nominees to the Board of Directors of Cyberonics in accordance with the recommendation of the Board of Directors until July 1, 1998 and (ii) on other matters, as recommended by the Cyberonics Board of Directors or in the same proportions as other stockholders vote on a matter. The Stockholders' Agreement automatically terminates upon the later of (i) the termination of the Merger Agreement, (ii) the termination of the Common Stock Purchase Agreement, and
(iii) the date on which any holder of Cyberonics Common Stock subject to the Stockholder's Agreement may sell all shares of its shares of Cyberonics Common Stock within a three month period.


         Loan Agreement. The Loan Agreement provides for the loan by St. Jude to Cyberonics of up to $2,000,000 at an interest rate equal to the prime rate plus one percent. The Loan Agreement is intended to provide Cyberonics with interim funding in a circumstance where the Cyberonics stockholders have failed to approve the Merger and the Merger Agreement is as a result being terminated. Cyberonics may borrow funds under the Loan Agreement only if (i) Cyberonics shall have complied with all its covenants under the Merger Agreement up to the date of the Special Meeting, (ii) Cyberonics' Board of Directors shall have recommended approval of the Merger and the Merger Agreement, and shall have not changed its recommendation with respect thereto and (iii) the stockholders of Cyberonics shall have failed to approve the Merger and the Merger Agreement by the requisite vote. Any borrowings under the Loan Agreement shall be due on the earlier of (i) the date six months from the borrowing date, (ii) two days after the closing by Cyberonics of a financing which raises net proceeds payable to Cyberonics of at least $5,000,000, and (iii) the closing of a sale of Cyberonics, whether by merger, consolidation, sale of all or substantially all of the assets of Cyberonics, or change of control of Cyberonics, or the license, sale or transfer of the patents, patent rights, trade secrets or other technology of Cyberonics or any of its subsidiaries (other than in the ordinary course of business). The Loan Agreement automatically terminates upon (i) the occurrence of the closing of the purchase and sale of Cyberonics Common Stock under the Common Stock Purchase Agreement, (ii) the termination by Cyberonics of the Merger Agreement if Cyberonics has recommended, approved, accepted or entered into a definitive agreement regarding an Acquisition Proposal or such an Acquisition Proposal has been made and the Board of Directors of Cyberonics has withdrawn or modified in a manner adverse to St. Jude its recommendation of the Merger Proposal, and

(iii) the termination by St. Jude of the Merger Agreement if, and only if, Cyberonics has recommended, approved, accepted or entered into an definitive agreement regarding an Acquisition Proposal or such an Acquisition Proposal has been made and the Board of Directors of Cyberonics has withdrawn or modified in a manner adverse to St. Jude its recommendation of the Merger.


         Sales and Marketing Support Agreement. Pursuant to the Support Agreement, St. Jude agreed to provide to Cyberonics the services of two senior executives, one to support international sales and marketing activities and the other to support Cyberonics' activities directed toward preparation for United States market launch of the NCP System once FDA approval is obtained. St. Jude has agreed to bear the compensation and expenses of its executives providing the support to Cyberonics. St. Jude's obligation to provide such support terminates upon the closing of the Merger or termination of the Merger Agreement.


DEREGISTRATION OF CYBERONICS COMMON STOCK AFTER THE MERGER

         If the Merger is consummated, Cyberonics Common Stock will cease to be quoted on The Nasdaq National Market. Upon consummation of the Merger, Cyberonics intends to make an appropriate filing with the SEC, so that it will no longer be subject to the periodic reporting requirements of the Exchange Act, and the registration of the Cyberonics Common Stock under the Exchange Act will terminate.

ANTITRUST MATTERS

         Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), and the rules promulgated thereunder, the Merger may not be consummated until notifications have been given and certain information has been furnished to the Federal Trade Commission (the "FTC") and the Antitrust Division of the United States Justice Department (the "Antitrust Division"), and specified waiting period requirements have been satisfied. If the Cyberonics stockholders approve the Merger, Cyberonics and St. Jude plan to each file with the FTC and the Antitrust Division (collectively, the "Agencies") a Notification and Report Form with respect to the Merger shortly after the Special Meeting.

         The Agencies frequently scrutinize the legality under the antitrust laws of transactions such as the Merger. At any time before or after the Effective Time, either or both of the Agencies could take such action under the antitrust laws as it deems or they deem necessary or desirable in the public interest or certain other persons could take action under the antitrust laws, including seeking to enjoin the Merger. See "--Conditions of the Merger, Amendments."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

         The following summary describes certain federal income tax consequences under the Internal Revenue Code of 1986, as amended (the "Code"), of the Merger to Cyberonics, St. Jude, Sub and holders of Cyberonics Common Stock who are citizens or residents of the United States. It does not discuss all the tax consequences that may be relevant to Cyberonics stockholders entitled to Special treatment under the Code (such as insurance companies, dealers in securities, tax exempt organizations or foreign persons) or to Cyberonics stockholders who acquired their shares of Cyberonics Common Stock pursuant to the exercise of employee stock options or otherwise as compensation.

         For federal income tax purposes: (a) no gain or loss will be recognized by St. Jude, Sub or Cyberonics as a result of the Merger; (b) the exchange of Cyberonics Common Stock by the Cyberonics stockholders for cash will be a taxable transaction; (c) gain or loss will be recognized by a Cyberonics stockholder measured by the difference between the Merger Consideration received by such stockholder and the tax basis of the shares of Cyberonics Common Stock exchanged therefor (however, a Cyberonics stockholder may be required to compute gain or loss separately with respect to each block of shares); and (d) such gain or loss will be capital gain or loss if such shares of Cyberonics Common Stock are held as capital assets at the Effective Time.

         THE DISCUSSION SET FORTH ABOVE PROVIDES GENERAL INFORMATION AS TO THE FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER BUT DOES NOT DISCUSS THE TAX CONSEQUENCES, IF ANY, OF THE MERGER UNDER APPLICABLE FOREIGN, STATE AND LOCAL LAWS OR WITH RESPECT TO TAXPAYERS WHO QUALIFY FOR SPECIAL TREATMENT UNDER THE CODE. CYBERONICS STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER.

APPRAISAL RIGHTS

         Holders of shares of Cyberonics Common Stock are entitled to appraisal rights under Section 262 of the Delaware Law ("Section 262") with respect to the Merger. Section 262 is reprinted in its entirety as Annex III to this Proxy Statement. All references in Section 262 and in this summary of appraisal rights to a "stockholder" are to the record holder of the shares of Cyberonics Common Stock as to which appraisal rights are asserted. A person having a beneficial interest in shares of Cyberonics Common Stock that are held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect whatever appraisal rights the beneficial owner may have.


         While the following discussion describes the material provisions of
Section 262, the following discussion is not a complete statement of the law relating to appraisal rights and is qualified by reference to Annex III.
THIS DISCUSSION AND ANNEX III SHOULD BE REVIEWED CAREFULLY BY ANY STOCKHOLDER WHO WISHES TO EXERCISE STATUTORY APPRAISAL RIGHTS OR WHO WISHES TO PRESERVE THE RIGHT TO DO SO, SINCE FAILURE TO COMPLY WITH THE PROCEDURES SET FORTH THEREIN WILL RESULT IN THE LOSS OF APPRAISAL RIGHTS.


         Stockholders who desire to exercise their appraisal rights must satisfy all of the following conditions. A written demand for appraisal of shares of Cyberonics Common Stock must be delivered to the Secretary of Cyberonics before the taking of the vote on the Merger Proposal at the Special Meeting. This written demand for appraisal of shares must be in addition to and separate from any proxy or vote abstaining from or voting against the Merger. Voting against, abstaining from voting or failing to vote on the Merger Proposal will not constitute a demand for appraisal within the meaning of Section 262.

         Stockholders electing to exercise their appraisal rights under Section 262 must not vote for the Merger Proposal. If a stockholder returns a signed proxy but does not specify a vote against the Merger Proposal or a direction to abstain, the proxy will be voted for the Merger Proposal, which will have the effect of waiving that stockholder's appraisal rights.

         A demand for appraisal must be executed by or for the stockholder of record, fully and correctly, as such stockholder's name appears on the certificate or certificates representing shares of Cyberonics Common Stock. If the shares of Cyberonics Common Stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, such demand must be executed by the fiduciary. If the shares of Cyberonics Common Stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by all record owners. An authorized agent, including an agent for two or more record owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in executing the demand, such person is acting as agent for the record owner.

         A record owner, such as a broker, who holds shares of Cyberonics Common Stock as a nominee for others, may exercise appraisal rights with respect to the shares held for all or less than all beneficial owners of shares as to which such person is the record owner. In such case the written demand must set forth the number of shares covered by such demand. Where the number of shares is not expressly stated, the demand will be presumed to cover all shares of Cyberonics Common Stock outstanding in the name of such record owner. Beneficial owners who are not record owners and who intend to exercise appraisal rights should instruct their record owners to comply strictly with the statutory requirements with respect to the exercise of appraisal rights before the date of the Special Meeting.

         A stockholder who elects to exercise appraisal rights must mail or deliver his or her written demand to: John K. Bakewell, Cyberonics, Inc., 17448 Highway 3, Suite 100, Webster, Texas 77598-4135. The written demand for appraisal must specify the stockholder's name and mailing address, the number of shares of Cyberonics Common Stock owned, and that the stockholder is thereby demanding appraisal of his or her shares. Within 10 days after the Effective Time, the surviving corporation must provide notice of the Effective Time to all stockholders who have complied with Section 262 and have not voted for approval and adoption of the Merger Agreement. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of the notice, demand in writing the appraisal of his or her shares from the Surviving Corporation.

         Within 120 days after the Effective Time, either the surviving corporation or any stockholder who has complied with the required conditions of
Section 262 may file a petition in the Delaware Chancery Court demanding a determination of the fair value of the shares of the dissenting stockholders. If a petition for an appraisal is timely filed, after a hearing on such petition, the Delaware Chancery Court will determine which stockholders are entitled to appraisal rights and will appraise the shares of Cyberonics Common Stock owned by such stockholders, determining the fair value of such shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest to be paid, if any, upon the amount determined to be the fair value. In determining fair value, the Delaware Chancery Court is to take into account all relevant factors. In Weinberger v. UOP Inc., et al, decided February 1, 1983, the Delaware Supreme Court discussed the considerations that could be considered in determining fair value in an appraisal proceeding, stating that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered and that "fair price obviously requires consideration of all relevant factors involving the value of a Company." The Delaware Supreme Court stated that in making this determination of fair value the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be "exclusive of any element of value arising from the accomplishment or expectation of the merger." In Weinberger, the Delaware Supreme Court construed
Section 262 to mean that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered." The Chancery Court shall direct the payment of the fair value of the shares, together with interest, if any, by the Surviving Corporation to the stockholders entitled thereto.

         Stockholders considering seeking appraisal should have in mind that the fair value of their shares determined under Section 262 could be more than, the same as or less than the consideration they are to receive pursuant to the Merger Agreement if they do not seek appraisal of their shares, and that opinions of investment banking firms as to fairness, from a financial point of view, are not opinions as to fair value under Section 262.

The cost of the appraisal proceeding may be determined by the Delaware Chancery Court and assessed against the parties as the Delaware Chancery Court deems equitable in the circumstances. Upon application of a dissenting stockholder, the Delaware Chancery Court may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including without limitation reasonable attorneys' fees and the fees and expenses of experts, be charged pro rata against the value of all shares of Cyberonics Common Stock entitled to appraisal.

         Any stockholder who has duly demanded appraisal in compliance with
Section 262 will not, after the Effective Time, be entitled to vote for any purpose the shares of Cyberonics Common Stock subject to such demand, or to receive payment of dividends or other distributions on such shares, except for dividends or distributions payable to stockholders of Cyberonics of record as of a date prior to the Effective Time.

         At any time within 60 days after the Effective Time, any stockholder has the right to withdraw his or her demand for appraisal and to accept the terms offered in the Merger Proposal; after this period, the stockholder may withdraw his or her demand for appraisal only with the consent of the Surviving Corporation. If no petition for appraisal is filed with the Delaware Chancery Court within 120 days after the Effective Time, then such stockholder's right to appraisal ceases, and such stockholder shall become entitled to receive the Merger Consideration as provided for in the Merger Agreement. Inasmuch as the Surviving Corporation will have no obligation to file such a petition, and neither Cyberonics nor St. Jude has any present intention that it will do so, any stockholder who desires such a petition to be filed is advised to file it on a timely basis. No petition timely filed in the Delaware Chancery Court demanding appraisal may be dismissed as to any stockholder without the approval of the Delaware Chancery Court, and such approval may be conditioned upon such terms as the Delaware Chancery Court deems just.


                                  PROPOSAL II:
                         APPROVAL OF THE STOCK PURCHASE

GENERAL

         Pursuant to the Common Stock Purchase Agreement, Cyberonics and St. Jude (the "Common Stock Purchase Agreement"), Cyberonics agreed to issue and sell, and St. Jude agreed to purchase, 2,181,818 shares of Cyberonics Common Stock at a purchase price of $5.50 per share (subject to adjustment for stock splits or the like), for a total purchase price of approximately $12,000,000. The parties' respective obligations under the Common Stock Purchase Agreement are subject to the fulfillment of the following conditions (any of which may be waived by either party): (i) there shall be no order enjoining or restraining the Merger or the transactions contemplated by the Common Stock Purchase Agreement, (ii) there shall not be in effect any law, rule or regulation prohibiting or restricting the Merger or the transactions contemplated by the Common Stock Purchase Agreement, and (iii) the Merger shall have been approved by the stockholders of Cyberonics. In addition, St. Jude's obligation to purchase Cyberonics Common Stock is further conditioned upon (either of which may be waived by St. Jude) certain representations and warranties in the Common Stock Purchase Agreement and Merger Agreement being true and correct, and Cyberonics not being in material breach of any of its covenants set forth in the Merger Agreement. The Common Stock Purchase Agreement may be terminated by the mutual consent of St. Jude and Cyberonics, by St. Jude upon notice given to Cyberonics in the event that the conditions to closing the purchase and sale are not satisfied by September 30, 1996 (unless such failure is the result of acts of St. Jude which constitute a breach of St. Jude's obligations or covenants contained in the Merger Agreement or the Common Stock Purchase Agreement) or by Cyberonics upon a breach by St. Jude of the Common Stock Purchase Agreement. The Stock Purchase is intended to provide Cyberonics with needed capital to fund its operations.

         Note that the investment by St. Jude in Cyberonics is contingent on approval by the Cyberonics stockholders of the Merger Proposal. In the event that Cyberonics stockholders approve the Stock Purchase but fail to approve the Merger Proposal, St. Jude has no obligation to complete the Stock Purchase, and has indicated its intention not to make the investment under such circumstances. In the event that Cyberonics stockholders approve the Merger Proposal but fail to approve the Stock Purchase, the parties intend to proceed with the Stock Purchase notwithstanding such lack of approval to the extent legally permissible. See "Vote Required."

VOTE REQUIRED


         Under applicable corporate law, stockholder approval is not required for the Stock Purchase. Cyberonics' Common Stock is traded on the NASDAQ National Market System and, pursuant to Cyberonics' listing agreement with NASDAQ, Cyberonics has agreed to be bound to certain additional stockholder vote requirements of the National Association of Securities Dealers, Inc. ("NASD"). The NASD rules require prior stockholder approval of a transaction where a Company is issuing stock at a price below the greater of book value or fair market value and the number of shares to be issued equals or exceeds 20% of the voting stock outstanding immediately prior to the issuance. The 2,181,818 shares of Cyberonics Common Stock to be sold to St. Jude in the Stock Purchase represents approximately 22.8% of the outstanding Cyberonics Common Stock as of the Record Date (and represents approximately 18.6% of the outstanding Cyberonics Common Stock after giving effect to the Stock Purchase). While the purchase price of $5.50 per share represented a premium over the prevailing market price at the time the Stock Purchase was negotiated, there can be no assurance that such price will equal or exceed the fair market value of the Cyberonics Common Stock at the time of issuance. Accordingly, while stockholder approval may not be required, Cyberonics has nonetheless elected to seek such approval. The approval sought for the Stock Purchase is the affirmative vote of a majority of the shares represented at the Special Meeting and eligible to vote on the Stock Purchase. Abstentions and broker nonvotes will be counted for purposes of establishing a quorum but are treated as a vote "AGAINST" approval of the Stock Purchase since they cannot be counted toward achieving the requisite majority vote.


RECOMMENDATION OF CYBERONICS BOARD OF DIRECTORS

         The Board of Directors of Cyberonics believes that the Stock Purchase will provide needed funding to Cyberonics on terms equal to or better than such financing could be obtained from third parties. The Board of Directors of Cyberonics has approved the Stock Purchase and recommends that stockholders vote "FOR" the Stock Purchase.

                                   ACCOUNTANTS

         A representative of Arthur Andersen LLP, independent accountants who have audited Cyberonics' financial statements since Cyberonics' inception, will be present at the Special Meeting, will be given the opportunity to make a statement if he so desires and will be available to respond to appropriate questions.

P
R
O
X
Y

                                PRELIMINARY COPY
                      CONFIDENTIAL, FOR USE OF THE SEC ONLY

                                CYBERONICS, INC.

                    PROXY FOR SPECIAL MEETING OF STOCKHOLDERS

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS




     THE UNDERSIGNED STOCKHOLDER OF CYBERONICS, INC., A DELAWARE CORPORATION, HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF SPECIAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT, EACH DATED JUNE 13, 1996, AND HEREBY APPOINTS REESE S. TERRY AND JOHN K. BAKEWELL, AND EACH OF THEM, PROXIES AND ATTORNEYS-IN-FACT, WITH FULL POWER TO EACH OF SUBSTITUTION, ON BEHALF AND IN THE NAME OF THE UNDERSIGNED, TO REPRESENT THE UNDERSIGNED AT THE SPECIAL MEETING OF STOCKHOLDERS OF CYBERONICS, INC. TO BE HELD ON JULY 16, 1996 AT 10:00 A.M., CENTRAL DAYLIGHT TIME, AT SOUTH SHORE HARBOR HOTEL AND CONFERENCE CENTER, 2500 SOUTH SHORE BLVD., LEAGUE CITY, TEXAS, AND AT ANY ADJOURNMENT OR ADJOURNMENTS THEREOF, AND TO VOTE ALL SHARES OF COMMON STOCK THAT THE UNDERSIGNED WOULD BE ENTITLED TO VOTE IF THEN AND THERE PERSONALLY PRESENT, ON THE MATTERS SET FORTH BELOW.

     THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE. IF NO SPECIFICATION IS INDICATED, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR EACH OF THE PROPOSALS ON THE REVERSE SIDE HEREOF.



                   CONTINUED AND TO BE SIGNED ON REVERSE SIDE

                                   SEE REVERSE
                                      SIDE

X PLEASE MARK
  VOTES AS IN
  THIS EXAMPLE



1. PROPOSAL TO APPROVE AND ADOPT THE AGREEMENT AND PLAN OF MERGER BY AND AMONG ST. JUDE MEDICAL, INC., SJM ACQUISITION CORP. AND CYBERONICS, INC., DATED APRIL 8, 1996.

                           FOR     AGAINST     ABSTAIN
                           / /       / /         / /


2. PROPOSAL TO APPROVE THE SALE OF 2,181,818 SHARES OF CYBERONICS, INC. COMMON STOCK TO ST. JUDE MEDICAL, INC. AT A CASH PURCHASE PRICE OF $5.50 PER SHARE.

                           FOR     AGAINST     ABSTAIN
                           / /       / /         / /






PLEASE SIGN EXACTLY AS NAME APPEARS ON YOUR STOCK CERTIFICATE. IF THE STOCK IS HELD BY JOINT TENANTS OR AS COMMUNITY PROPERTY, BOTH SHOULD SIGN. EXECUTORS, ADMINISTRATORS, TRUSTEES, GUARDIANS, ATTORNEYS AND CORPORATE OFFICERS SHOULD INSERT THEIR TITLES.

SIGNATURE:______________________________________   DATE_______________________

SIGNATURE:______________________________________   DATE_______________________